UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Borland Software Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Preliminary Copy — Subject to Completion
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May  _____, 2009
To Our Stockholders:
WHAT: Our 2009 Annual Meeting of Stockholders
WHEN:                     , May  _____, 2009, at 10:00 a.m , local time
WHERE:	Borland Software Corporation headquarters, located at 8310 N. Capital of Texas Hwy, Bldg. 2, Suite 100, Austin, Texas 78731
WHY: At this meeting, you will be asked to:
(1)	Approve a Proposal to Provide the Board of Directors with Discretion to Effect a Reverse Stock Split;

(2)	Elect seven (7) directors for one year and until their respective successors have been elected and qualified;

(3)	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(4)	Transact any other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting of Stockholders.
A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders, during regular business hours, for a period of ten days prior to the meeting, at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, TX 78731. Only stockholders of record at the close of business on March 25, 2009 will be entitled to vote at the Annual Meeting or any adjournment thereof. The foregoing items of business are more fully described in the proxy statement accompanying this notice.
Your vote is important. Please read the proxy statement and the voting instructions. Then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please vote as soon as possible.
IMPORTANT NOTICE TO STOCKHOLDERS REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY  _____, 2009: Our proxy statement is attached. Financial and other information concerning Borland Software Corporation is contained in our Annual Report on Form 10-K for the year ended December 31, 2008. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.proxyvote.com. If you are a stockholder of record and you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below.
How to request and receive a paper or e-mail copy of proxy materials: If you are a stockholder of record, you may request a paper copy of proxy materials by the following methods: (1) by going to the Internet address, www.proxyvote.com, (2) by calling (800) 579-1639 or (3) by e-mailing sendmaterial@proxyvote.com. If requesting by e-mail, place the 12 digit Control Number located in the Notice of Internet Availability of Proxy Materials. Requests should be made before May     , 2009.
By Order of the Board of Directors,
Melissa Frugé
Vice President, General Counsel & Corporate Secretary
April  _____, 2009

Preliminary Copy — Subject to Completion
BORLAND SOFTWARE CORPORATION
8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100
Austin, TX 78731
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May                     , 2009
INFORMATION CONCERNING SOLICITATION AND VOTING
WHY AM I RECEIVING THESE MATERIALS?
The Board of Directors (the “Board”) of Borland Software Corporation, a Delaware corporation, seeks your proxy for use in voting at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) or at any postponements or adjournments of the Annual Meeting. Our Annual Meeting will be held at the headquarters of Borland Software Corporation, located at 8310 N. Capital of Texas Hwy, Bldg. 2, Suite 100, Austin, Texas 78731, on                                         , May  _____, 2009 at 10:00 a.m  _____, local time. We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. The materials include our Proxy Statement for the Annual Meeting and our 2008 Annual Report on Form 10-K (the “Annual Report”), which includes our audited consolidated financial statements.
WHY DID I RECEIVE A ONE PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF MATERIALS?
Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and the beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
HOW CAN I GET ELECTRONIC ACCESS TO THE PROXY MATERIALS?
The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.
WHAT AM I VOTING ON?
At the Annual Meeting, stockholders will act upon the:
(1) Approve a Proposal to Provide the Board of Directors with Discretion to Effect a Reverse Stock Split;
(2) Elect seven (7) directors for one year and until their respective successors have been elected and qualified;
(3) Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and
(4) Transact any other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting of Stockholders.
WHO CAN VOTE?
Only holders of record of our common stock at the close of business on March 25, 2009, the record date, will receive notice of, and be entitled to vote at, our Annual Meeting. At the close of business on the record date,                      shares of our common stock were outstanding and entitled to vote. Our common stock is our only class of outstanding voting securities.
Stockholder of Record: Shares Registered in Your Name
If, on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Agent
If, on the record date, your shares were held, not in your name, but rather in an account at a bank, brokerage firm, or other agent or nominee, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a power of attorney or other proxy authority from your bank, broker or other agent or nominee, and bring it to our Annual Meeting.

WHAT CONSTITUTES A QUORUM?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were                      shares outstanding and entitled to vote. Thus, at least                     shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK?
In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name, on each matter to be voted upon at the Annual Meeting.
IF I AM A STOCKHOLDER OF RECORD, HOW DO I VOTE?
If you are a stockholder of record, you may vote in person at the Annual Meeting. If you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions in the Notice, or, if you request printed copies, you can also vote by mail.
HOW ARE VOTES COUNTED AND HOW ARE BROKER NON-VOTES TREATED?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” votes, “Against” votes, abstentions, withheld votes and broker non-votes. Votes withheld and abstentions are deemed as “present” at the Annual Meeting and are counted for quorum purposes.
A “broker non-vote” is when a broker votes in its discretion on one or more “routine” matters, but does not receive instructions from a beneficial owner of shares as to how to vote those shares on “non-routine” matters. Broker non-votes will be counted for purposes of a quorum. Brokers will not have discretion to vote on the proposal to provide the Board with the discretion to effect a reverse stock split. This means that if you hold your shares through a broker, bank or other nominee, and do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee will have the discretion to vote your shares on the proposals for the election of directors and the ratification of auditors.
If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that form regarding how to vote your shares. If your broker does not receive instructions as to how to vote those shares on a proposal and does not have discretionary authority to vote on such proposal under the rules of the Nasdaq Stock Market, then the shares held by such owner will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such proposal; accordingly, these shares will have no effect on the outcome of any given proposal on which they are deemed not voted.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
Proposal No. 1, to permit a reverse stock split, must receive a “For” vote by the majority of the shares of our common stock outstanding and entitled to vote. Abstentions and broker non-votes will not be voted, although they will be counted in determining whether a quorum is present and will have the same effect as a vote against the proposal.
Proposal No. 2, the election of seven directors, requires a plurality of the votes cast to elect a director under applicable law, which means that the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) would be elected. Under the plurality standard, only votes “For” would affect the outcome and withheld votes or broker non-votes, would not affect the outcome of the vote on Proposal No. 2. However, we have adopted a majority voting policy which requires any director who does not receive votes by at least a majority of the shares outstanding at the Annual Meeting to tender his resignation to the Board or Nominating Committee who would then determine whether to accept such resignation.
Proposal No. 3, the ratification of our independent registered public accounting firm, which will ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009, must receive a “For” vote by the majority of shares present or represented by proxy and entitled to vote. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.
WHAT IF I DO NOT SPECIFY VOTING INSTRUCTIONS?
Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board; or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares as recommended by our Board. If any other matter is properly presented at the meeting, the individuals named on your proxy card will vote your shares using their best judgment.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. See the information above on “How are Votes Counted and How are Broker Non-Votes Treated?” We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING?
Our Board of Directors recommends that you cast your vote as follows:
(1) FOR the Proposal to Provide the Board of Directors with Discretion to Effect a Reverse Stock Split;
(2) FOR the election of the seven nominees for director proposed by the Board of Directors;
(3) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
CAN I CHANGE MY VOTE?
Yes. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by submitting another properly completed proxy card with a later date, so long as it is received prior to the Annual Meeting. You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy unless you vote again at the meeting or specifically request in writing that your proxy be revoked. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Borland or to third parties except as necessary under applicable legal requirements, to allow for the tabulation and certification of votes and to facilitate a successful proxy solicitation.
WHO IS PAYING FOR THE COST OF THE SOLICTATION?
The Board is soliciting the proxy and we are paying the costs of the solicitation. We must pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with forwarding Notices to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who request them and obtaining beneficial owners’ voting instructions.
HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

PROPOSAL NO. 1
APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT
Introduction
The Board is recommending that the stockholders authorize our Board of Directors to effect a reverse stock split of our outstanding shares of Common Stock at a ratio within a range of one-for-five (1:5) to one-for-ten (1:10). If this proposal is approved, the Board or a committee of outside directors expressly authorized by the Board (“Committee”) will have the authority to decide, within twelve (12) months from the Annual Meeting, whether to implement the reverse split and the exact amount of the split within this range, if it is to be implemented. If the Board or the Committee decides to implement the split, it will become effective upon the filing of the amendment to our certificate of incorporation with the Secretary of State of the State of Delaware (the “Effective Date”). If the reverse split is implemented, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio selected by the Board or committee. The total number of authorized shares would also be reduced in accordance with the exchange ratio selected by the Board or committee. The current total of authorized shares is 201,000,000, consisting of 200,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The form of amendment to our certificate of incorporation to effect the reverse split is attached as Annex A to this proxy statement.
Purpose and Background of the Reverse Stock Split
The Board’s primary objective in proposing the reverse stock split is to raise the per share trading price of our Common Stock. We believe that an increased stock price may encourage investor interest and improve the marketability of the Company’s Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts for retail investors. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks. We believe that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the Company’s Common Stock. Further, increasing the per share trading price of our Common Stock would also help ensure the price is increased above and remains above the minimum one dollar bid price required by Nasdaq Marketplace Rule 4450. The closing price of our Common Stock as reported on the Nasdaq Global Market was $_____  on March 25, 2009 and has been consistently under the minimum one dollar bid price since January 2009. Although Nasdaq has waived the one dollar bid price requirement through April 20, 2009, a purpose of the reverse stock split will be increase the stock price above the price of one dollar per share.
The purpose of seeking stockholder approval of a range of exchange ratios from 1:5 to 1:10, rather than a fixed exchange ratio, is to provide the Company with the flexibility to achieve the desired results of the reverse stock split based on the circumstances. If the stockholders approve this proposal, the Board or Committee would effect a reverse stock split only upon the Board or Committee’s determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range of 1:5 to 1:10. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split if this proposal is approved. If the stockholders approve the proposal, and the Board or Committee determines to effect the reverse stock split, we would communicate to the public, prior to the Effective Date, additional details regarding the reverse split, including the specific ratio selected by the Board or committee. If the Board or a committee of the Board does not implement the reverse stock split within twelve (12) months from the Annual Meeting, the authority granted in this proposal to implement the reverse stock split will terminate automatically. The Board reserves the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that it is not in the best interests of the Company at that time.
Material Effects of Proposed Reverse Stock Split
The Board believes that the reverse split will increase the nominal price level of our Common Stock. The Board cannot predict, however, the precise effect of the reverse split upon the market price for the Common Stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of Common Stock after the reverse split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split, which would reduce our market capitalization. The market price per post-reverse split share may not remain at a level higher than it was pre-reverse split and the price may also vary based on our performance and other factors.
The reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse split results in any of stockholders owning a fractional share. In lieu of issuing fractional shares, the Company may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on Nasdaq on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the Effective Date at the then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata portion of the sale proceeds.

The principal effects of the reverse split will be that:
(i) the number of shares of Common Stock issued and outstanding and the number of authorized shares of Common Stock and Preferred Stock will be reduced as follows, depending on the exact split ratio chosen by the Board or a committee of the Board.

	Issued and Outstanding		Total Authorized	Total Authorized
	Shares of Common	Total Authorized	Shares	Shares
Reverse Split Ratio	Stock*	Shares	of Common Stock	of Preferred Stock
One-for-five (1:5)		40,200,000	40,000,000	200,000
One-for-six (1:6)		33,500,000	33,333,333	166,667
One-for-seven (1:7)		28,714,286	28,571,429	142,857
One-for-eight (1:8)		25,125,000	25,000,000	125,000
One-for-nine (1:9)		22,333,333	22,222,222	111,111
One-for-ten (1:10)		20,100,000	20,000,000	100,000

*	Approximate range based on the number of shares of Common Stock is based on _____ shares outstanding as of March 25, 2009. The exact number would be determined by the number of outstanding shares on the date the reverse split was effected.
(ii) the conversion ratio for any outstanding shares of the Preferred Stock would be adjusted such that the number of shares of Common Stock issuable upon the conversion of the Preferred Stock will be reduced to one-fifth to one-tenth of the number of shares of Common Stock that were issuable upon conversion of the Preferred Stock immediately before the Effective Date,
(iii) all outstanding options entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, one-fifth to one-tenth of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse split, at an exercise price equal to three to seven times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse split,
(iv) the number of shares reserved for issuance pursuant to the Company’s stock incentive plans and 1999 Employee Stock Purchase Plan will be reduced to one-fifth to one-tenth of the number of shares currently included in each such plan; and
(v) the number of shares that may be issued upon the exercise of conversion rights by holders of our Convertible Senior Notes issued in February 2007 will be reduced to one-fifth to one-tenth of the number of shares which are currently reserved for issuance under such notes.
The reverse split will not affect the par value of the Common Stock. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced to one-fifth to one-tenth of its present amount, depending on the exact amount of the split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.
The amendment to the Certificate of Incorporation will not change the terms of the Common Stock. After the reverse split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each stockholder’s percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the reverse split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.
The reverse split will not change the terms of the Preferred Stock, none of which are outstanding, except that the conversion ratio for all outstanding shares of the Preferred Stock will be adjusted upon the Effective Date, such that the number of shares of Common Stock issuable upon the conversion of the Preferred Stock will be reduced to one-fifth to one-tenth of the number of shares of Common Stock that were issuable upon conversion of the Preferred Stock immediately before the Effective Date.
The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
Procedure for Effecting Reverse Split and Exchange of Stock Certificates
If the reverse split is approved by our stockholders, and the Board or Committee determines it is in the best interests of the Company to effect the split, the reverse stock split would become effective at such time as the amendment to the Company’s Certificate of Incorporation, the form of which is attached as Annex A to this proxy statement, is filed with the Secretary of State of the State of Delaware. Upon the filing of the amendment, all of the Company’s existing Common Stock will be converted into new Common Stock as set forth in the amendment.

As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. Mellon Investor Services LLC, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the reverse split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.
Fractional Shares
We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, the Company may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted on Nasdaq on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata portion of the sale proceeds.
Criteria to be Used for Decision to Apply the Reverse Stock Split
If the stockholders approve the reverse stock split, the Board or a committee of the Board will be authorized to proceed with the reverse split. In determining whether to proceed with the reverse split and setting the exact amount of split, if any, the Board or committee will consider the best interests of the Company, including a number of factors such as market conditions, existing and expected trading prices of the Company’s Common Stock, the Nasdaq listing requirements, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued Common Stock.
No Dissenter’s Rights
Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter’s rights with respect to the proposed amendment to the Company’s Certificate of Incorporation to effect the reverse stock split, and the Company does not intend to independently provide stockholders with any such right.
Certain U.S. Federal Income Tax Consequences of the Reverse Split
The following is a summary of certain U.S. federal income tax consequences relating to the reverse stock split based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and other legal authorities, all of which are subject to change, possibly on a retroactive basis, and such a change could alter or modify the statements set forth below.
For purposes of this summary, a “U.S. holder” means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a corporation formed under the laws of the U.S., any state of the U.S., or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that is subject to the primary supervision of a court within the U.S. which has one or more U.S. persons with authority to control all of its substantial decisions, or which has a valid election in effect to be treated as a U.S. person. A “non-U.S. holder” means any stockholder who is not a U.S. holder.
This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:
•	Partnerships

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

•	stockholders who actually or constructively own 10 percent or more of the Company’s voting stock; or

•	a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the reverse stock split. Except where noted, this summary deals only with a stockholder who holds Common Stock as a capital asset.
If an entity classified as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.
Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the reverse stock split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.
To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.
U.S. Holders. Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes, except to the extent of cash received instead of a fractional share. The aggregate adjusted basis of the new shares of Common Stock will be the same as the aggregate adjusted basis of the Common Stock exchanged for such new shares, reduced by the amount of the adjusted basis of any Common Stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The holding period of the new, post-reverse split shares of the Common Stock resulting from implementation of the reverse stock split will include a U.S. holder’s holding periods for the pre-reverse split shares, assuming the shares of Common Stock are held as a capital asset. A stockholder who receives cash instead of a fractional share of new Common Stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old Common Stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.
Non U.S. Holders. A non-U.S. holder of our Common Stock generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received instead of a fractional share in connection with the reverse stock split; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the reverse stock split and certain other conditions are met, or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes. The Company believes it currently is not and it does not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.
Information Reporting and Backup Withholding. Payment of cash instead of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the stockholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.
Approval Required
The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock outstanding as of the record date is required to approve the amendment of the Company’s Certificate of Incorporation to effect a reverse split of the Common Stock in the range of one-for-five (1:5) to one-for-ten (1:10). Abstentions and “broker non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.

Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1
PROPOSAL NO. 2
ELECTION OF DIRECTORS
GENERAL
Our Board of Directors, or the Board, consists of seven directors and there are seven nominees for director at our Annual Meeting. As indicated below, each nominee will be elected for a one-year term, which will expire at the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until any such director’s earlier resignation or removal. Our Board’s nominees are John F. Olsen, Charles F. Kane, William K. Hooper, Bryan LeBlanc, T. Michael Nevens, Tod Nielsen and Robert M. Tarkoff, all of whom are currently serving as directors. Our Nominating and Governance Committee considered the qualifications of each of the nominees for election at the Annual Meeting and unanimously recommended that each nominee be submitted for re-election to the Board.
While directors are elected by a plurality of the votes properly cast in person or by proxy pursuant to applicable Delaware Law, in 2008, the Board amended our Corporate Governance Guidelines to include a majority voting policy. The majority voting policy provides that if any director does not receive at least a majority of the votes cast at a meeting of stockholders in an uncontested election, that director would be required to tender his resignation to the Board or the Nominating and Governance Committee and the Board or Nominating and Governance Committee would determine whether to accept or reject such resignation (with such director abstaining from the consideration). This means that, although the plurality voting standard provides for the seven nominees receiving the highest number of affirmative votes would be elected (assuming a quorum is present and voting), if any of such directors did not receive the requisite majority vote, he would need to tender his resignation to the Board or Nominating Committee.
Shares represented by authorized proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. Abstentions and broker non-votes will have no effect on the votes, unless any director does not receive the requisite majority vote under our majority voting policy, as described above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee determined by our Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The name and age of each director, his position with us and the year in which such director was first elected to the Board is set forth below:

Name	Age	Position	Director Since
John F. Olsen	57	Chairman of the Board	2005
Charles F. Kane	51	Director	2007
William K. Hooper	53	Director	1999
T. Michael Nevens	59	Director	2004
Tod Nielsen	43	Director	2005
Robert M. Tarkoff	39	Director	2007
Bryan LeBlanc	42	Director	2007
BIOGRAPHICAL INFORMATION FOR NOMINEES AND CONTINUING DIRECTORS
NOMINEES FOR ELECTION
John F. Olsen
Mr. Olsen has served as Chairman of the Board since August 2006 and as a director since February 2005. Since 2004, Mr. Olsen has been a private investor. From 2001 to 2004, Mr. Olsen served as President and Chief Operating Officer of Business Objects, a provider of business intelligence solutions. Prior to joining Business Objects, he was President and Chief Executive Officer of Marimba, Inc., a provider of Internet infrastructure management solutions from July 2000 to June 2001. From 1993 to 2000, Mr. Olsen served as president of the Design Realization Group of Cadence Design Systems, Inc. Before joining Cadence in 1993, Mr. Olsen held the position of partner, Strategic Services, at KPMG Peat Marwick. Mr. Olsen holds an M.S. degree in management science from the University of South Florida, and a B.S. degree in industrial engineering from Iowa State University.
Charles F. Kane
Mr. Kane has served as a director since August 2007. Since November 2006, he has served as Chief Financial Officer of One Laptop per Child, a non-profit organization focused on providing children with affordable access to computers and the internet. Mr. Kane served as Chief Financial Officer of RSA Security, a provider of e-security solutions from May 2006 to October 2006, when RSA was acquired by EMC Corporation. From July 2003 to May 2006, Mr. Kane served as Senior Vice President Finance and Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. From May 2000 to February 2003, Mr. Kane served as Chief Operating Officer, Chief Financial Officer, President and Chief Executive Officer of Corechange, Inc., a provider of enterprise portal software acquired by Open Text Corporation. From 1995-2000, Mr. Kane served as Executive Vice President and Chief Financial Officer of Ardent Software, which was acquired by Ascential Software Corporation (formerly known as Informix Software, Inc.) in 1999. From 1989-1995, Mr. Kane served as European Controller, International Controller and Finance Director of Stratus Computer, Inc. From 1984-1989, Mr. Kane served as International Treasury Manager of Prime Computer, Inc. From 1979-1984, Mr. Kane served as Staff and Senior Accountant of Deloitte, Haskins & Sells. Mr. Kane holds an M.B.A. from Babson College and a bachelor’s degree from University of Notre Dame. He is a CPA and a senior lecturer of international finance at the Sloan Graduate School of Management at MIT. Mr. Kane serves on the Boards of Directors and as Chairman of the Audit Committees of Applix Software, Netezza Corporation and Progress Software.

William K. Hooper
Mr. Hooper has served as a director since May 1999. Mr. Hooper served as the President of Monterey Plaza Hotel Corporation from 1994 to 2005. Mr. Hooper was president of Woodside Hotels and Resorts Group Services Corporation from 1995 to 2004. Mr. Hooper also serves as an advisor to Acuity II Ventures, a venture capital investment fund. Mr. Hooper holds an M.B.A. from the Stanford Graduate School of Business and a bachelor’s degree from Dartmouth College.
Bryan LeBlanc
Mr. LeBlanc has served as a director of Borland since June 2007. Since July 2008, he has served as the Chief Financial Officer of Jive Software, a social productivity software company. From March 2006 to July 2008, Mr. LeBlanc served as the Vice President and Chief Financial Officer of WebTrends Inc., a web analytics and marketing performance management solutions company. From April 2005 to March 2006, Mr. LeBlanc served as the Vice President of Finance, Business Transformation of Mercury Interactive Corp. and from May 2002 to April 2005, he served as the Vice President of Finance of Mercury Interactive Corp. Mr. LeBlanc holds an MBA from Santa Clara University and a BA from Holy Cross College.
T. Michael Nevens
Mr. Nevens has served as a director since February 2004. Since 2002, Mr. Nevens has been a private investor and since April 2006 has been a Senior Advisor to Permira, LLC, a private equity firm. From 1993 to 2002, Mr. Nevens served as a director and was managing partner of the Global High Tech Practice of McKinsey & Company, a business management consulting firm. Mr. Nevens holds a B.S. in physics from the University of Notre Dame and an M.S. in industrial administration from the Krannert School of Purdue University.
Tod Nielsen
Mr. Nielsen has served as a director since November 2005. Since January 2009, he has served as the Chief Operating Officer of VMWare. From November 2005 to January 2009, Mr. Nielsen served as Borland’s President and Chief Executive Officer. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company, where he was responsible for the marketing of the Oracle Database and Oracle Fusion Middleware product lines. From August 2001 to August 2004, Mr. Nielsen served in various positions, including Chief Marketing Officer and Executive Vice President, Engineering of BEA Systems, Inc., a provider of application infrastructure software. Mr. Nielsen joined BEA Systems after the acquisition of his private company, Crossgain Inc., where he served as its Chief Executive Officer from June 2000 to August 2001. Mr. Nielsen also spent twelve years with Microsoft Corporation, in various roles, including general manager of database and developer tools, vice president of developer tools, and at the time of his departure, vice president of Microsoft’s platform group. Mr. Nielsen currently serves on the board of directors of Fortify Software, Inc., a provider of software security products and Trolltech ASA, a provider of application development software. Mr. Nielsen holds a B.A. degree in business administration from Central Washington University.
Robert M. Tarkoff
Mr. Tarkoff has served as a director since January 2007. Since April, 2007, Mr. Tarkoff has served as Senior Vice President of Corporate Development for Adobe Systems, Inc. Prior to that, Mr. Tarkoff was employed by EMC Corporation, a provider of enterprise content management solutions, in different capacities. From January 2007 to April 2007, Mr. Tarkoff served as Senior Vice President, Global Alliances and Business Development for EMC. From January 2006 to January 2007, Mr. Tarkoff served as Senior Vice President and General Manager of EMC/Captiva, the input management software division of EMC. From January 2004 to January 2006, Mr. Tarkoff served as Senior Vice President of Business Development and Strategy for EMC Software Group, a software group formed through the integration of several of EMC Corporation’s software acquisitions. From November 2001 to December 2003, Mr. Tarkoff served as Executive Vice President and Chief Strategy Officer of Documentum, a provider of enterprise content management software. Prior to joining Documentum, from November, 1998 to November 2001, Mr. Tarkoff served in a variety of capacities with Commerce One LLC, an e-commerce solutions provider, most recently as Senior Vice President, Worldwide Business Development. Prior to joining Commerce One, Mr. Tarkoff was a lawyer at the law firm of Wilson Sonsini Goodrich & Rosati, P.C. and a financial analyst at Goldman, Sachs & Co. Mr. Tarkoff holds a B.A. degree, magna cum laude, from Amherst College and a J.D. degree, cum laude, from Harvard Law School.
DIRECTOR COMPENSATION
It is the general policy of the Board that compensation for non-employee directors should be a mix of cash and equity-based compensation. Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2008 for service as a director. We do not provide any retirement benefits or other perquisites to our directors.

Fees
In 2008, we paid cash fees to each non-employee director for his services. Fees paid include an annual retainer of $20,000, paid in quarterly installments of $5,000. The annual retainer is prorated if a director serves for only a portion of a year. In addition, directors are paid a flat fee for attendance at each meeting of our Board and for attendance at each meeting of a Board committee on which they serve as follows:

Regularly Scheduled Board of Directors Meetings
Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting
Special Board Meetings
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting
Audit Committee Meetings
Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting
Compensation Committee Meetings
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting
Nominating & Governance Committee Meetings
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting
Tod Nielsen was an employee and a director during the year ended December 31, 2008 and he received no additional cash compensation for his service on our Board or any Board committee. Effective January 1, 2009, Mr. Nielsen is a non-employee director and receives compensation in accordance with the schedule provided above. Starting January 1, 2009, Mr. Olsen also assumed additional oversight duties in accordance with our CEO succession plan and we agreed to pay him additional director compensation in the amount of $40,000 per month during the interim period, which has not yet been determined.
All directors are reimbursed for their expenses in connection with their service on the Board and its committees.
Stock Options
Initial Grant. At the time of his or her initial election or appointment to the Board, each new non-employee Board member automatically receives an option grant for 30,000 shares of our common stock. Mr. Nielsen did not receive the initial stock option grant the non-employee directors received since he was an employee at the time of his initial appointment to the Board and he received stock options as an employee. When he became a director in November 2005, he was our President and CEO at that time. When Mr. Nielsen became a non-employee director on January 1, 2009, the stock options he held as an employee have continued to vest in accordance with our stock incentive plans.
Annual Grant. On the first trading day in July of each year, each individual who is at that time serving as a non-employee Board member receives one or more automatic stock option grants in accordance with the following formula:
(i) each non-employee Board member on that annual grant date receives an option for 12,500 shares of our common stock, except that the chairperson of our Board receives an option grant for 17,500 shares;
(ii) each non-employee Board member who is serving as a member of any of our Board committees also receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving on the annual grant date; and
(iii) each non-employee Board member who is also serving as the chairperson of any Board committee at that time receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving as chairperson on the annual grant date.
There is no limit on the number of annual option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.
Each automatic grant has an exercise price equal to the fair market value per share of our common stock on the grant date and has a maximum term of ten years, subject to early termination upon the later of: (i) twelve months after the date of the optionee’s cessation of Board service for any reason; or (ii) three months after the date the optionee is first free to sell shares of Company stock without contravention of applicable federal and state securities laws. Each non-employee director option is immediately exercisable for all of the shares subject to the option. However, any unvested shares purchased under such option will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, should the optionee cease Board service prior to vesting in those shares.
The shares subject to each initial and annual automatic option grant vests over a three year period as follows: one-fifth of those option shares vest upon the optionee’s completion of one year of Board service measured from the grant date of that option, and the remaining two-thirds of the option shares vest in equal monthly installments over the following two years, subject to the director’s continued service on the Board. However, the vesting of the shares subject to each initial and annual option grant accelerate and become 100% vested should we experience a change in control or should the optionee die or become disabled during his or her period of Board service.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following sets forth the cash and equity-based compensation for non-employee directors in 2008. Since Mr. Nielsen was an employee director during 2008, he did not receive compensation for his services as a director.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)
John F. Olsen	$55,500	$47,820	$103,320
William K. Hooper	70,500	43,438	113,938
Charles Kane	64,000	20,705	84,705
T. Michael Nevens	67,000	35,317	102,317
Bryan LeBlanc	55,000	39,081	94,081
Robert M. Tarkoff	43,000	36,652	79,652

(1)	Amounts shown do not reflect compensation actually received by directors. Instead, the amounts shown reflect the expense recognized by us in fiscal 2008 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123 (“SFAS 123(R)”). The SFAS 123(R) expense recognized by us in fiscal 2008 includes the following stock option grants outstanding as of the end of 2008:
•	John F. Olsen: initial grant of 30,000 granted in 2005 and annual grants for an aggregate of 66,000 shares granted between 2005 and 2008;

•	William K. Hooper: of the initial grant of 30,000 shares granted in 1999, 10,000 remain outstanding as of December 31, 2008. Annual grants for an aggregate of 169,500 shares granted between 1999 and 2008;

•	Charles F. Kane: initial grant of 30,000 shares granted in 2007 and annual grants for an aggregate of 14,500 shares granted in 2008;

•	T. Michael Nevens: initial grant of 30,000 shares granted in 2004 and annual grants for an aggregate of 77,500 shares granted between 2004 and 2008;

•	Bryan LeBlanc: initial grant of 30,000 shares granted in 2007 and annual grants for an aggregate of 27,000 shares granted between 2007 and 2008; and

•	Robert M. Tarkoff: initial grant of 30,000 shares granted in 2007 and annual grants for an aggregate of 27,000 shares granted between 2007 and 2008.
For the annual grants made during 2008 to Messrs. Olsen, Hooper, Kane, Nevens, LeBlanc and Tarkoff, the full grant date fair values of the stock option awards, computed in accordance with SFAS 123R, was $59,211.
For information on the method and assumptions used to calculate the compensation costs, see Note 12 to our audited consolidated financial statements in our Annual Report.

(2)	A summary of the fees earned or paid in cash and the number of options outstanding as of December 31, 2008 for each of the directors set forth above is as follows. Fees include amounts earned in the fourth quarter of 2008, which were not paid until January 2009:

		Board	Committee
	Annual	Meeting	Meeting	Options
	Retainer	Fees	Fees	Outstanding
Name	($)	($)	($)	(#)
John F. Olsen	$20,000	$25,500	$10,000	96,000
William K. Hooper	20,000	17,000	33,500	179,500
Charles Kane	20,000	17,000	27,000	44,500
T. Michael Nevens	20,000	16,000	31,000	107,500
Bryan LeBlanc	20,000	17,000	18,000	57,000
Robert M. Tarkoff	20,000	18,000	5,000	57,000

CORPORATE GOVERNANCE
Director Independence
Our Board is composed of seven directors. As required under the Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of any relevant transactions or relationships involving any director, or any of his or her family members, our senior management, independent registered public accounting firm, or any of our significant customers, partners or vendors the Board affirmatively has determined that, other than Mr. Nielsen, who was our President and CEO until December 31, 2008, each of the members of the Board is an independent director for purposes of the Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director has a direct or indirect material or other disqualifying relationship with us, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. With respect to considering Mr. Olsen’s independence, the Board considered that Mr. Olsen assumed additional duties starting on January 1, 2009 to assist with the administration of the Company’s CEO Succession Plan. The duties are an extension of his director duties and he is essentially providing additional oversight. The duties are not of a managerial nature. Mr. Olsen is receiving additional director compensation of $40,000 per month during the interim period, which has not yet been determined. The Board will continue to review this arrangement however, the Board believes Mr. Olsen currently qualifies as an independent director Nasdaq listing standards. The Board holds executive sessions of its independent directors at least once per quarter.
Board and Committee Meetings and Attendance
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.borland.com under the headings “Company/Investor Relations/Corporate Governance.” Board committee charters are also available in print to stockholders upon request, addressed to the Corporate Secretary, at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731.
The Board held 14 meetings during the year ended December 31, 2008. Each director attended at least 75% of the aggregate of the meetings of the Board and of the committees, on which he served, held during the period for which he was a director or committee member, respectively. The following table sets forth the standing committees of the Board, the number of meetings held by each committee in 2008 and the membership of each committee during the year ended December 31, 2008. Mr. Nielsen is omitted from the table below as he was not a member of any of the standing committees of the Board.

Nominating and
Name	Audit	Compensation	Governance
John F. Olsen		Member
William K. Hooper	Member	Member	Chair
Bryan LeBlanc	Member
T. Michael Nevens	Member	Chair
Charles F. Kane	Chair
Robert Tarkoff			Member
Number of Meetings held in 2008	9	5	5
Audit Committee
Our Audit Committee currently consists of Charles F. Kane (Chairman), Bryan LeBlanc, T. Michael Nevens and William K. Hooper. The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Our Board has determined that Messrs. Kane and LeBlanc are each an “audit committee financial expert,” as such term is defined in applicable rules and regulations based on, among other things, their respective education and professional experience. The Board also determined that Mr. Garrett was an “audit committee financial expert” during his tenure on our Audit Committee.
The formal report of our Audit Committee is included in this proxy statement. The Audit Committee’s responsibilities include, among other things:
•	the oversight of the quality of our financial statements and our compliance with legal and regulatory requirements;

•	the selection, evaluation and oversight of our independent registered public accountants, including conducting a review of their independence, determining fees for our independent registered public accountants, overseeing the independent registered public accountants’ audit work, and reviewing and pre-approving any non-audit services that may be performed by them;

•	the oversight of annual audit and quarterly reviews, including review of our consolidated financial statements, our critical accounting policies and the application of accounting principles and any material related-party transactions; and

•	the oversight of financial reporting process and internal controls, including a review of the adequacy of our accounting and internal controls and procedures.
Compensation Committee
Our Compensation Committee currently consists of T. Michael Nevens (Chairman), William K. Hooper, and John F. Olsen, each of whom is an independent director (as independence is currently defined in rule 4200(a)(15) of the Nasdaq listing standards). This proxy statement includes the report of our Compensation Committee and management’s Compensation Discussion & Analysis, which focuses on executive compensation. Our Compensation Committee’s role includes setting and administering the policies governing the compensation of executive officers, including cash compensation and equity incentive programs, and reviewing and establishing the compensation of the Chief Executive Officer and other executive officers. Our Compensation Committee’s principal responsibilities, which have been authorized by the Board, are:
•	approving the compensation for the chief executive officer and other executive officers (after considering the recommendation of our Chief Executive Officer with respect to the form and amount of compensation for executive officers other than the Chief Executive Officer);

•	approving change in control agreements and accelerated vesting of equity awards;

•	recommending to the Board equity-based compensation plans and making grants of stock options and other awards, except that the committee may delegate (and has delegated) the authority to make grants other than to executive officers to a committee of corporate officers; and

•	advising the Board on our compensation and benefits matters, including making recommendations and decisions where authority has been granted regarding stock plans, bonus plans, profit sharing plans, incentive compensation plans and retirement plans.
Our Compensation Committee does not delegate any of its responsibilities to other committees or persons, other than with respect to the delegation to a committee of corporate officers to make stock option grants, other than grants to executive officers, as noted above. Participation by executive officers in the recommendation or determination of compensation for executive officers or directors is limited to (i) the delegation of the ability to grant stock options to a committee of corporate officers, provided that such each option grants may not exceed 50,000 shares, a cumulative total of 200,000 shares for any one person in a fiscal year, or an aggregate of 400,000 shares in any fiscal quarter for all grants made by the committee of corporate officers, (ii) recommendations our Chief Executive Officer makes to our Compensation Committee regarding the compensation of executive officers other than himself and (iii) our Chief Executive Officer’s participation in Board determinations of non-employee directors.
Nominating and Governance Committee
Our Nominating and Governance Committee currently consists of William K. Hooper (Chairman), and Robert Tarkoff, both of whom is an independent director (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The purpose of the Nominating and Governance Committee is to identify, screen and recommend to the Board qualified candidates to serve as directors and to oversee corporate governance and other organizational matters. The Nominating and Governance Committee’s responsibilities include, among other things:
•	reviewing qualified candidates to serve as directors;

•	aiding in attracting qualified candidates to serve on the Board;

•	considering, reviewing and investigating (including with respect to potential conflicts of interest of prospective candidates) and either accepting or rejecting candidates suggested by our stockholders, directors, officers, employees and others;

•	recommending to the full Board nominees for new and vacant positions on the Board and providing profiles of the qualifications of the candidates;

•	monitoring our overall corporate governance and corporate compliance program;

•	reviewing and adopting policies governing the qualification and composition of the Board;

•	recommending remuneration for non-employee Board members;

•	reviewing and making recommendations to the Board regarding Board structure, including establishing criteria for committee membership, recommending processes for new Board member orientation, and reviewing and monitoring the performance of incumbent directors;

•	recommending to the Board action with respect to implementing resignation, retention and retirement policies of the Board;

•	reviewing the role and effectiveness of the Board, the respective Board committees and the directors in our corporate governance process; and

•	reviewing and making recommendations to the Board regarding the nature and duties of Board committees, including evaluating the committee charters, recommending appointments to committees, and recommending the appropriate chairperson for the Board.
Director Nomination Procedures
The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:
•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee; and nominated by the Board; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
The stockholder recommendation and information described above must be sent to the Corporate Secretary at 8310 N. Capital of Texas Hwy, Bldg. 2, Suite 100, Austin, TX 78731 and must be received by the Corporate Secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Borland and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, and independence from management and the company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.
The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a chief executive officer or chief financial officer of a public company. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.
Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration by the committee, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The Nominating and Governance Committee may also conduct one or more interviews with the candidate, either in person, telephonically or both. Nominating and Governance Committee members or members of management will also conduct a background check on a candidate and contact one or more references provided by the candidate, members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.
Stockholder Communications with Directors
The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Director Attendance at Annual Stockholder Meetings
We encourage, but do not require, of our directors attend our Annual Stockholder Meetings, as provided in our Corporate Governance Guidelines. No directors were in attendance at the 2008 Annual Stockholder Meeting.
Corporate Governance Guidelines and Practices
We are committed to good corporate governance practices and as such we have adopted formal Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found at our website at www.borland.com by following the headings “Company/Investor Relations/Corporate Governance.” Below are some highlights of our corporate governance guidelines and practices:
•	Board Independence. We believe that the Board should be comprised of a substantial majority of independent directors and that no more than two management executives may serve on the Board at the same time. Currently, the Board has seven directors, six of whom are independent directors under the Nasdaq listing standards and only one of whom (Tod Nielsen) is not considered independent because he was a member of management until December 31, 2008.

•	Board Committees. All of our Board committees consist entirely of independent directors.

•	Chairman, CEO and Lead Independent Director. The offices of Chairman and Chief Executive Officer are held by two different people, as the position of Chairman is held by an independent director. In the event the Chairman is not an independent director, the Board’s policy is to designate one of the independent directors to serve as the Lead Independent Director to preside at executive sessions of the independent directors.

•	Resignation Upon Change of Employment. In 2008, the Board unanimously approved an amendment to the Corporate Governance Guidelines to require directors to tender their resignation upon a change of employment. The Board has the discretion to decide whether to accept such resignation. Mr. Nielsen tendered his resignation to the Board when he resigned as President and Chief Executive Officer; however, the Board asked him to continue his service on the Board and Mr. Nielsen agreed to continue serving as a director.

•	Majority Voting Policy. In 2008, the Board unanimously approved an amendment to the Corporate Governance Guidelines to require directors to tender their resignation if they do not receive the votes of at least a majority of the votes cast at a meeting in which there is an uncontested election for directors. The Board has the discretion to decide whether to accept such resignation.

•	Executive Session of Independent Directors. The Board’s current practice is to hold an executive session of its independent directors at least once a quarter. In 2008, the independent members of our Board met in executive session five times.

•	Independent Advisors. The Board and each committee has the power to hire independent legal, financial or other advisors at any time as they deem necessary and appropriate to fulfill their Board and committee responsibilities.

•	Directors Are Subject to our Code of Conduct. Board members must act at all times in accordance with the requirements of our Code of Conduct. This obligation includes adherence to our policies with respect to conflicts of interest, ethical conduct in business dealings and respect for and compliance with applicable law. Any requested waiver of the requirements of the Code of Conduct with respect to any individual director or executive officer must be reported to, and subject to, the approval of the Board, or the Audit Committee.

•	Limitation on Public Company Directorships. The number of public company directorships on which our directors may serve is four or less, including our Board.

•	Board Engagement. The Board has regularly scheduled presentations from our finance, products, sales and marketing departments. The Board’s annual agenda also includes, among other items, our long-term strategic plan as well as CEO succession planning.

•	Self-Evaluations. The Board has instituted a process whereby the Board and the Audit Committee and their members are subject to periodic self-evaluation and self-assessment. In March 2008, the Board and the Audit Committee performed self-evaluations.

•	No Corporate Loans. Our stock plans and practices prohibit us from making corporate loans to employees for the exercise of stock options.

•	New Director Orientation. New directors are provided with orientation information designed to familiarize new directors with our businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities.
Code of Conduct
The Board has adopted the Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at www.borland.com under the headings “Company/Investor Relations/Corporate Governance.” Amendments to, and waivers from, the code of conduct will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards.
Whistleblower Procedures
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. We have established a confidential website for employees to report violations of our Code of Conduct or other company policies and to report any ethical concerns.
RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE BOARD’S SEVEN NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 2

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected KPMG LLP (“KPMG”), as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009, and has directed that management submit the selection of KPMG as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has audited our consolidated financial statements since the quarter ended March 31, 2008. Prior to KPMG, PricewaterhouseCoopers LLP (“PwC”), or a predecessor firm, audited our consolidated financial statements since the fiscal period ended March 31, 1987. A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
Stockholder ratification of the selection of KPMG, as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” RATIFICATION OF THE SELECTION OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to KPMG LLP for the fiscal year ended December 31, 2008
For the fiscal year ended December 31, 2008, the total fees we incurred for services by KPMG LLP, our independent registered public accounting firm, were as follows:

2008
Audit Fees(1)	$1,180,000
Audit-Related Fees(2)	130,000
Tax Fees(3)	110,000
All Other Fees

Total	$1,420,000

(1)	Fees for professional services rendered in connection with the audit of our annual financial statements in our Form 10-K, including income tax provision procedures, the reviews of the financial statements included in our Forms 10-Q, services related to acquisitions, overseas statutory audits, consents to Securities and Exchange Commission (the “SEC”) filings and assistance with review of documents filed with the SEC, attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees for professional services rendered in connection with audit-related services relating to the review of our responses to comments from the SEC on our Quarterly Report on Form 10-Q for the quarter ended June 30, 1008.

(3)	Fees for professional services rendered in connection with tax consulting services relating to transfer pricing.
The Audit Committee determined that the rendering of non-audit services by KPMG was compatible with maintaining KPMG’s independence.
In connection with the audit of the 2008 financial statements, we entered into an engagement agreement with KPMG which set forth the terms by which KPMG would perform audit services for us. The agreement provided that each party shall not demand a trial by jury in the event of any action or proceeding arising out of or relating to services under the agreement. The agreement also provided that we may not agree to assign or transfer any claim against KPMG arising out the audit engagement.

Fees Paid to PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2007
For the fiscal year ended December 31, 2007, the total fees we incurred for services by PricewaterhouseCoopers LLP, our independent registered public accounting firm for such fiscal year were as follows:

2007
Audit Fees(1)	$3,535,334
Audit-Related Fees(2)	454,250
Tax Fees(3)	317,411
All Other Fees	—
Total	$4,306,995

(1)	Fees for professional services rendered in connection with the audit of our annual financial statements in our Forms 10-K, including income tax provision procedures, the reviews of the financial statements included in our Forms 10-Q, services related to acquisitions, overseas statutory audits, consents to SEC filings, assistance with review of documents filed with the SEC, attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002, review of significant systems implementation matters and due diligence in connection with the 2007 audit.

(2)	Fees for professional services rendered in connection with audit-related services relating to the review of our responses to comments from the SEC on our 2006 Annual Report on Form 10-K. Fees also included professional services rendered in connection with our offering of an aggregate of $200,000,000 in convertible notes.

(3)	Fees for professional services rendered in connection with tax services including tax compliance, tax advice and tax planning, as follows:
a. Tax Compliance/Preparation Fees: $145,864 in fees incurred in connection with tax compliance preparation services including assistance in the preparation of our U.S. federal, state and local tax returns as well as international subsidiaries returns, tax audits and appeals, and tax services for employee benefit plans; and
b. Tax Consulting Fees: $171,548 for fees incurred in connection with tax consulting services including tax advice related to mergers and acquisitions, restructuring of foreign operations, global equity compensation matters and transfer pricing.
The Audit Committee determined that the rendering of non-audit services by PwC was compatible with maintaining PwC’s independence.
In connection with the audit of the 2007 financial statements, we entered into an engagement agreement with PwC which set forth the terms by which PwC would perform audit services for us. The agreement provided that each party shall not demand a trial by jury in the event of any action or proceeding arising out of or relating to services under the agreement. The agreement also provided that we may not agree to assign or transfer any claim against PwC arising out the audit engagement.
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure
On March 21, 2008, after completing a competitive bidding process, the Audit Committee determined to engage KPMG as our principal independent registered public accounting firm for the year ending December 31, 2008.
During the years ended December 31, 2006 and December 31, 2007, and through March 21, 2008, there were no disagreements with PwC on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to PwC’s satisfaction, would have caused it to make reference thereto in its report on our consolidated financial statements for such years.
As previously reported, the Item 4 section of Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006, our management identified two material weaknesses in internal control over financial reporting, as follows:
(i)	We did not maintain an effective control environment with respect to promoting compliance with policies and procedures and the prevention or detection of the override of such controls. As a result, a senior officer was able to override controls.

(ii)	We did not maintain effective controls over third-party contractor invoices and contracts. As a result, an employee was able to override controls.
As previously reported in the Item 4 section of our Forms 10-Q for the quarters ended September 30, 2006 and March 31, 2007 and in the Item 9A section of our Form 10-K for the year ended December 31, 2006, the material weakness described in (i) above was outstanding. There were no material weaknesses reported in our Forms 10-Q for the quarters ending June 30, 2007 and September 30, 2007 or our Form 10-K for the year ended December 31, 2007.
Except for the two material weaknesses discussed above, during the years ended December 31, 2006 and 2007 and through March 21, 2008, there were no other “reportable events” pursuant to Item 304(a)(1)(v) of Regulation S-K.
We have authorized PwC to respond fully to any inquiries of KPMG, as our current independent registered public accounting firm, concerning the material weaknesses.

PwC’s reports on our consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle.
PwC furnished us a letter addressed to the Securities and Exchange Commission with respect to the statements above, which was filed as Exhibit 16.1 to our Form 8-K filed with the Securities and Exchange Commission on March 27, 2008.
During our years ended December 31, 2006 and December 31, 2007, and through March 21, 2008 (the date we engaged KPMG), neither Borland, nor anyone on its behalf, consulted with KPMG with respect to either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements for the years ended December 31, 2007 or 2006, and no written report or oral advice was provided by KPMG to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue for 2007 or 2006 or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.
Audit Committee Pre-Approval Policy
In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by our independent auditors to ensure that the work does not compromise their independence in performing their audit services. The Audit Committee generally also reviews and pre-approves all audit, audit related, tax and all other fees, as applicable. In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget, approval by the Chief Financial Officer and SEC rules. Such services are reviewed and ratified by the full Audit Committee at its next regularly scheduled meeting. In other cases, the Chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to and ratified by the full Audit Committee at its next regularly scheduled meeting.
AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee of the Board of Directors of Borland Software Corporation, describing the Audit Committee’s responsibilities and practices, specifically with respect to matters involving Borland’s accounting, auditing, financial reporting and internal control functions. Among other things, the Audit Committee reviews and discusses with management and with Borland’s independent registered public accounting firm the results of Borland’s year-end audit, including the audit report and audited financial statements. We, the members of the Audit Committee of the Board, are presenting this report for the fiscal year ended December 31, 2008.
The Audit Committee acts pursuant to a written charter that was originally adopted by the Board in June 2000 and was most recently amended and restated in August 2008. The Nominating and Governance Committee and the Board consider membership of the Audit Committee annually. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee held nine meetings during 2008.
All members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to Nasdaq listing standards. In accordance with its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of Borland and its subsidiaries. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided by Borland and on the representations made by management that the financial statements have been prepared with integrity and objectivity, on the representations of management, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP.
In connection with its review of Borland’s audited financial statements for the fiscal year ended December 31, 2008, the Audit Committee reviewed and discussed the audited financial statements with management and discussed with KPMG, Borland’s independent registered public accounting firm for 2008, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380). The Audit Committee received the written disclosures and the letter from KPNG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG its independence from Borland. The Audit Committee has also considered whether the provision of certain permitted non-audit services by KPMG is compatible with their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Borland’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008, for filing with the SEC.
During 2008, the Audit Committee met with management and Borland’s independent registered public accountants and received the results of audit examination, evaluations of Borland’s internal controls and the overall quality of Borland’s financial organization and financial reporting. The Audit Committee also meets at least once each quarter with Borland’s independent registered public accountants and management to review Borland’s interim financial results before the publication of Borland’s quarterly earnings press releases. The Audit Committee believes that a candid, substantive and focused dialogue with the independent registered public accountants is fundamental to the committee’s responsibilities. To support this belief, the Audit Committee meets separately with the independent registered public accountants without the members of management present on at least a quarterly basis.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Borland regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Borland employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. We have established a confidential website and toll-free hotline for employees to report violations of Borland’s Code of Conduct or other company policies and to report any ethical concerns.
The information contained in this report shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Borland specifically incorporates it by reference into such filing.
Audit Committee:
Charles Kane (Chairman)
William K. Hooper
Bryan LeBlanc
T. Michael Nevens
EXECUTIVE OFFICERS
Recent Changes in our Management Team
On December 31, 2008, Tod Nielsen resigned as our President and Chief Executive Officer. Mr. Nielsen will continue to serve as a director on our Board of Directors. In accordance with our Short Term CEO Succession Plan, Erik Prusch, the Company’s Chief Financial Officer, was appointed to serve as the Acting President and Chief Executive Officer. In addition, related to our cost cutting efforts announced on a Current Report on Form 8-K filed with the SEC on January 6, 2009, (i) Peter Morowski, our former Senior Vice President of Research and Development, terminated his employment effective January 23, 2009 and Chuck Maples, who previously served as our Vice President of Products, was promoted to serve as our Senior Vice President of Research and Development on February 5, 2009, and (ii) Gregory J. Wrenn, our former Senior Vice President, General Counsel and Secretary, terminated his employment effective February 20, 2009 and Melissa Frugé, who previously served as our Vice President and Associate General Counsel, was appointed to serve as our Vice President, General Counsel and Secretary on February 20, 2009. Finally, on March 13, 2009, we announced the appointment of Thomas Wilkas as our new Chief Financial Officer.
Named Executive Officers During 2008
The compensation and other information reported in this proxy for our named executive officers in 2008 consist of information relating to the following officers:

Name	Position in 2008 and Current Status

Tod Nielsen	Former President & Chief Executive Officer. Last day of employment was December 31, 2008.
Pete Morowski	Former Senior Vice President of Research & Development. Last day of employment was January 23, 2009.
Gregory J. Wrenn	Former Senior Vice President, General Counsel & Secretary. Last day of employment was February 20, 2009.
Erik E. Prusch	Chief Financial Officer during 2008. Appointed the Acting President, Chief Executive Officer on December 31, 2008 and continued as the Chief Financial Officer until March 16, 2009.
Richard Novak	Senior Vice President of Worldwide Field Operations. Hired on July 21, 2008.
Dave Packer	Former Senior Vice President of Worldwide Field Operations. Last day of employment was August 15, 2008.
Current Executive Officers
Our executive officers are appointed by our Board and serve at their discretion. Set forth below is information regarding our current executive officers:

Name	Position	Age

Erik E. Prusch	Acting President & Chief Executive Officer	42
Thomas Wilkas	Chief Financial Officer	48
Chuck Maples	Senior Vice President, Research and Development	55
Richard Novak	Senior Vice President of Worldwide Field Operations	53
Melissa Frugé	Vice President, General Counsel & Secretary	36
Biographical information regarding our executive officers can be found in our Annual Report on Form 10-K for the year ended December 31, 2008 for everyone except for Mr. Wilkas, who was appointed after we filed our Form 10-K. Mr. Wilkas’ biography can be found on our Current Report on Form 8-K, filed with the SEC on March 13, 2009.

EXECUTIVE OFFICER COMPENSATION
Compensation Discussion & Analysis
Executive Summary
Our Compensation Committee determines the compensation objectives, philosophy and elements of compensation for our executive officers. The Compensation Committee consults with, and reviews the analysis prepared by, our compensation consultant. The views of our senior management are also considered in this process. This Compensation Discussion and Analysis discusses and analyzes the compensation of our named executive officers (the executive officers listed in the Summary Compensation Table Below) and the information provided in the compensation tables that follow.
Our Compensation Committee has implemented an executive compensation structure which we believe is relatively simple and straightforward. The basic components and goals of our executive compensation structure are as follows:

Compensation Element	Goal

• Base Pay	• Attract and retain top talent

• Equity and Cash-based Incentive Compensation	• Create a direct link between corporate success and individual performance and rewards;

• Reward executives for measurable results in meeting and exceeding goals; and

• Reinforce a sense of ownership, urgency and overall entrepreneurial spirit.
Our Compensation Committee reviews the executive compensation data of our peers to help ensure that our compensation packages are competitive. We aim to compensate our executives in the range of the 60th to 75th percentile of companies in our peer group. In determining our executive compensation packages, our Compensation Committee also considers the challenging environment in which we operate. Our business is complex, our market is evolving and we have implemented aggressive cost-cutting and restructuring actions in the last two years.
Compensation Philosophy
Although Borland has been in business for over 25 years, we have refocused our business over the last few years to concentrate on the Open ALM market. The ALM market is relatively new and continues to evolve. We have made several significant changes in our business with goals of increasing our performance in the market place and achieving value for our shareholders. In 2008, we added new Open ALM solutions offerings and during 2008 and early 2009, there were changes in our management team, as described above. We have also implemented significant restructuring and cost cutting efforts. While we have made significant progress, there are more challenges ahead. As our business and refocusing efforts mature, we will continue to assess our executive compensation strategy.
In this environment, we have endeavored to attract and retain top talent by providing a competitive level of base pay. To keep the team motivated to achieve both our near term strategy and to create long term shareholder value, we placed a sizeable percentage of their compensation at risk if goals are not met. We also seek to align executive goals with those of shareholders by including stock options and restricted stock awards as an important element of their incentive compensation. We believe our compensation structure is straight forward. We do not offer perquisites or compensation that is out of line with our peer companies. This helps us to manage costs to enable us to meet our goal of sustainable profitability.
Targeted Overall Compensation
Borland engaged Radford Aon Consulting, Inc., or Radford, to assist our Compensation Committee in analyzing the executive compensation strategy in 2008. Radford was not engaged directly by the Compensation Committee; however, Radford was directed to report directly to the Compensation Committee when reviewing executive compensation and the Compensation Committee had direct access to Radford and provided them direction on the reports they prepared. Radford also assists Borland management in reviewing our broad-based employee incentive plans and reviewing our non-employee director compensation policy. The Compensation Committee instructed Radford to benchmark compensation levels for executive positions in comparable companies, review and provide information to us regarding emerging equity compensation trends and compare our equity compensation practices for non-employee directors to comparable companies.
Radford conducted a study for the Compensation Committee that compared the compensation of our senior management to the compensation of senior management at the enterprise software companies in our peer group, which is listed below. In 2007, when we were headquartered in Cupertino, CA for most of the year, our peer group companies were located on the West Coast of the United States. We shifted our geographic focus since we relocated our headquarters to Austin, Texas in late 2007. Consequently, some companies in our peer group changed.

We asked Radford to prepare a competitive assessment relating to base salary, targeted total cash compensation for the year and long-term incentives. They also reviewed and analyzed the beneficial ownership levels and severance provisions of our executives in comparison to our peers. The comparable enterprise software companies used by Radford in their analyses were divided into two groups: (i) companies with revenues between $150 million and $600 million, which were considered our “current stage peers” because our 2008 revenues fell in this range and (ii) companies with revenues between $700 million and $1.7 billion, which were considered our “next stage peers.” The companies which comprised our current stage peers and next stage peers are listed below.

Current Stage Peer Companies
Peer Group Company	Location of Headquarters

ACI Worldwide	New York, NY
Advent Software	San Francisco, CA
Ariba	Sunnyvale, CA
Aspen Technology	Cambridge, MA
Epicor Software	Irvine, CA
EPIQ Systems	Kansas City, KS
Informatica	Redwood City, CA
Interwoven	Sunnyvale, CA
JDA Software Group	Scottsdale, AZ
Macrovision	Santa Clara, CA
Manhattan Associates	Atlanta, GA
MicroStrategy	McLean, VA
Openwave Systems	Redwood City, CA
Progress Software	Bedford, MA
QAD	Carpenteria, CA
Quest Software	Irvine, CA
SPSS	Chicago, IL
TIBCO Software	Palo Alto, CA
Wind River Systems	Alameda, CA

Next Stage Peer Companies
Peer Group Company	Location of Headquarters

BMC Software	Houston, TX
Cadence Design Systems	San Jose, CA
Citrix Systems	Fort Lauderdale, FL
Compuware	Detroit, MI
Lawson Software	St. Paul, MN
McAfee	Santa Clara, CA
Salesforce.com	San Francisco, CA
Sybase	Dublin, CA
Synopsys	Mountain View, CA
Verisign	Mountain View, CA
VMware	Palo Alto, CA
The Compensation Committee begins its analysis by reviewing the comparative market data prepared by Radford. We target base salary, incentive compensation and total compensation each in the range between the 60th to 75th percentiles of our current stage peers. These targets are consistent with our goals of attracting key talent and retaining them to implement our strategic plans. Most of the named executive officers were previously employed by companies in our next stage peer group or other companies with revenues higher than Borland’s. These companies compensated their executives at higher levels. We felt our executive team embodied a good mix of talent and we felt it was necessary to offer our executive officers compensation packages which were in the range of what they were used to or would expect in the marketplace. We also were mindful that most of our executives were based in the Silicon Valley, where compensation packages tended to be higher than in Austin.
In comparing the actual 2008 salaries of our CEO and other named executive officers, we found that the base salary and cash-based incentive compensation were in the 60 to 75th percentile range, which is the range we targeted. However, our equity based compensation was below the 25th percentile of our current stage peers due to the decline in our stock price over the year. The decline in equity values also brought down total compensation to below the 50th percentile of our current stage peers.
While comparative market data is reviewed as a starting point, the Compensation Committee does not stick to rigid formulas in determining the overall compensation packages. The Compensation Committee also considered the advice of Radford and consulted with our CEO and CFO on their views. Finally, in determining compensation packages, the Compensation Committee considered company performance, compensation history, stock options awarded in prior years and the individual performance of the executive officers. At the end of this analysis, we decided to keep the compensation packages for the named executive officers the same for 2008 as they were in 2007. Although the decline in our equity value has also caused the value of the overall compensation packages to decline, we have not decided to provide increases to other forms of compensation to make up for the decline because we are aiming to keep costs down to help reach our goal of sustainable profitability and consequently our stock value over the long term.

In determining compensation packages for each named executive officer, the Compensation Committee generally used the same material principles for each person, other than the equity grants provided to Mr. Nielsen in 2005. The equity compensation terms applicable to Mr. Nielsen are described below under “Elements of Compensation — Equity Compensation — Equity Compensation Terms for Tod Nielsen.”
Although this proxy statement focuses on 2008, given the recent changes in the management team, as discussed above under “Executive Officers — Current Executive Officers” we would like to note that we chose to offer the newly appointed officers less overall compensation than their predecessors due to our cost cutting efforts. As announced on January 6, 2009, we implemented a reduction in force in which approximately 15% of our work force was terminated. Messrs. Wrenn and Morowski were also terminated without cause as a part of our cost reductions. In addition, although Mr. Prusch is serving as the Acting President and Chief Executive Officer, we did not provide him with the same level of compensation as Mr. Nielsen. The current executive officers were granted stock in February 2009 (and March 2009 for Mr. Wilkas) and we believe this will incent positive performance.
Analysis of the Elements of Compensation
The main elements of our compensation packages for executives are base salary, at-risk pay-for-performance cash incentives, equity based compensation and reasonable severance benefits. We also provide executives with the benefits generally available to our employees, such as healthcare and disability insurance. We chose the elements that comprise the overall compensation for the named executive officers because we believe they are important recruiting and motivational tools, as explained below. We also chose to keep the compensation elements relatively basic and straightforward so that both the executives and our shareholders may understand their design, operation and value.
We aimed to provide cash compensation for our executive officers at about the 60th-75th percentile of what our current stage peers pay because we believe this level is necessary to enable us to attract and retain talented officers. Considering how relatively new our management team is and the level of talent we feel we need to lead Borland and help develop and implement key strategies, these are important factors for us.
We targeted incentive and equity compensation in the range of the 60th - 75th percentile of what our current stage peers offer to provide additional short and long term incentives for our officers to lead us to achieve our goals. We believe that the best way to do this is through plans such as our Incentive Compensation Plan, which is described below. We also value our equity compensation plans, although the present value of equity awards is low due to the decline in our stock price. We have not made up for the decline in value in this element of our compensation packages in other ways because we are committed to reduce costs and we also believe that there is a link between stock price performance and compensation. The stock price value has declined and so has the value of our equity compensation and overall compensation.
Our incentive compensation elements are meant to provide value to the executive after the executive has provided value to us through positive performance, both by the executive himself and through his team leadership. If performance goals are not met or if our stock price does not increase, the officer would not receive the total amount of compensation the officer otherwise could have earned.
In the event the incentive compensation elements do not result in payment or value to the executive, we generally do not believe in reacting by providing compensation by another means to make up for the incentive compensation that was not achieved. As such, we do not have any policies or agreements or policies in place which would provide for alternative compensation measures if incentive compensation programs do not pay out. Our objective is to provide incentive for strong performance and to retain the officers that are performing well. We also want to motivate a strong team effort, which was the idea behind having our executives be part of the same Incentive Compensation Plan as the employee base. We believe that if we were to provide compensation to officers even if goals were not met, it would negate the goal of our incentive compensation programs.
To demonstrate the mix of the compensation elements we believe are the most significant, the table below shows the percentages of the annual base salary, the total potential non-equity incentive compensation (or target bonus amounts) and stock and option grants bear to each other. We focused on these elements as the main elements of compensation. Since severance benefits would only be paid upon termination of an officer and not as compensation that would otherwise be paid during the year, we have not included severance in the table below. Additional information about severance benefits and how we view them as an element of compensation is provided in this Compensation Discussion and Analysis under the “Severance Benefits” and “Potential Payments Upon Termination or Change in Control” sections. In addition to these elements, there are other benefits our executive officers may receive (which are described below in this Compensation Discussion & Analysis and in the Summary Compensation Table) and, while we believe such other compensation is reasonable and necessary to attract and retain talent, the elements in the following table are what we focused on in determining compensation in 2008.

2008 Mix of Significant Compensation Elements

		Potential Non-Equity
		Incentive	Stock and
Name and Position in 2008(1)	Annual Salary(2)	Compensation(3)	Option Grants(4)	Total
Erik E. Prusch	58%	29%	13%	100%
Senior Vice President and Chief Financial Officer (currently the Acting President and Chief Executive Officer)

Rich Novak	40%	40%	20%	100%
Senior Vice President, Worldwide Field Operations

Tod Nielsen	45%	45%	10%	100%
Former President and Chief Executive Officer

Peter J. Morowski	56%	28%	16%	100%
Former Senior Vice President of Research and Development

David Packer	50%	50%	0%	100%
Former Senior Vice President of Worldwide Field Operations

Gregory J. Wrenn	56%	26%	18%	100%
Former Senior Vice President, General Counsel and Secretary

(1)	Please see “Executive Officers — Named Executive Officers” above for details on the status of each person during 2008 and the status as of the date of this proxy. Tod Nielsen, Peter J. Morowski, David Packer and Gregory J. Wrenn are no longer employees of the Company and Erik E. Prusch is the Acting President and Chief Executive Officer.

(2)	Reflects the percentage the annual rate of base salary represents compared to the value of the total of the compensation elements listed for each named executive officer.

(3)	Reflects the percentage of the total potential that could have been earned by each named executive officer under the 2008 ICP (as defined below) compared to the total value of the compensation elements listed for each named executive officer. It does not reflect the amounts actually earned and paid.

(4)	Reflects the percentage of the stock option grants made in 2008 compared to the value of the total of the compensation elements for each named executive officer. The value is not the amount actually received by the officers. Rather it is based on the grant date fair value. See footnote three in the “2008 Grants of Plan-Based Awards” table below for more information. Mr. Packer did not receive an award in 2008 due to his departure. Mr. Novak’s grant was larger in comparison to the other officers because it was his initial grant, which is typically higher than a subsequent grant made after the first year of employment.
Base Salary
The base salaries of our executive officers are individually negotiated at the time each officer joins Borland or assumes an executive officer position. Initial base salaries and any changes to base salaries for executive officers are determined by our Compensation Committee. We take into consideration individual performance, scope of responsibility, prior experience, breadth of knowledge and other factors specific to the individual. The weight given to each of these factors varies by individual as our Compensation Committee deems appropriate. The base salary amounts earned by our named executive officers for services performed in 2008 are provided in the Summary Compensation Table below.
Incentive Compensation Plan
A significant element of our compensation packages for executive officers is performance based and administered through our Incentive Compensation Plan. Since 2007, we have had an Incentive Compensation Plan that is applicable to the named executive officers and all other Borland employees (except for employees under sales commission plans and employees who were part of our CodeGear division, which was divested in June 2008). The goal of having one plan is to encourage teamwork by focusing on overall company performance and the achievement of individual goals. The 2008 Incentive Compensation Plan (the “2008 ICP”) was designed to make variable cash compensation dependent on the achievement of goals for both Borland and individuals, while providing upside in the event of overachievement.
Under the 2008 ICP, for bonuses to be paid, Borland must first meet quarterly non-GAAP operating income targets (the “Targets”) established by the Compensation Committee. The Targets are based on non-GAAP financial measures, which is what management uses to assess our performance and for planning purposes because they exclude non-recurring or non-cash items, including restructuring and severance charges, goodwill impairment, SFAS 123R expenses, discontinued operations, gains relating to repurchases of our debt, amortization of purchased intangibles and acquisition related expenses. We believe that such goals provide more meaningful incentives that are more directly within the executives’ control.
Meeting a Target is what “funds” the plan for potential payout. If a Target is not met, then there is no payout. If a Target is met, then employees must also meet individual goals which are set by the individuals and their managers in order to receive a bonus payment. Individual goals for Mr. Nielsen were set by the Compensation Committee and Mr. Nielsen set the individual goals for the other executive officers. Both thresholds must be met before a bonus is paid for any individual.

Individual goals for the executive officers were aligned with our Company goals. Mr. Nielsen’s goals were to lead Borland to achieve its Targets. The other executive officers had individual goals that were aligned with the Company’s financial and strategic goals, but were focused on tasks relating to the individual executive officer’s role in the Company.
The Compensation Committee is responsible for reviewing our financial performance to determine if our Targets have been met. The Compensation Committee has discretion to amend the 2008 ICP at any time and this would include the discretion to fund the 2008 ICP if Borland did not reach its Targets. In addition, if individual goals are not achieved, the 2008 ICP the Compensation Committee would have the ability to allow for bonuses to be paid. However, the Compensation Committee has not exercised such discretion and would not do so unless it believed there were extraordinary circumstances to justify the exercise of such discretion.
The quarterly Targets were intended to be difficult but achievable for Borland, and were also designed to require each department to stay within their operating budget, which was meant to require a reasonable level of discipline. The 2008 Targets were difficult to achieve and were only met in the first and second quarters. They were not met in the third or fourth quarters. We faced challenges in achieving our goals in 2008, including our efforts to reorganize our field operations, implementing cost cutting measures and the macroeconomic climate, which we believe impacted our customers as well. In sum, we wanted to motivate the executive team and the employees to engage in the effort to achieve the operating targets and actively engaging in measures to keep costs down, however our ICP was not meant to reward executives or employees when company goals were not met. No rewards were received when the company’s performance fell short.
Under the 2008 ICP, if Borland met its Targets for any quarter, before executives or other employees are entitled to payment, they must also achieve their individual goals to be paid their bonuses. Individual goals are set by the managers or the Compensation Committee and the process to determine goals includes consultation with the employee or officer. Individual goals are meant to require effort above and beyond what the person’s day-to-day job would typically require. For example, many goals consist of tasks that are not necessary for the person’s job but would benefit the person’s department and Borland. They are generally goals the person might not otherwise accomplish without an incentive. Achievement of goals is meant to require significant, but not overwhelming, effort by the employee or officer. In addition, although payouts were only possible for two quarters in 2008, motivation was not lost for the other quarters, which was a part of the design plan. Each quarter is measured independent of other quarters and failure to reach a goal in any quarter does not preclude reaching a goal and receiving a bonus in any other quarter.
Below is a summary of the 2008 ICP target bonuses and amounts actually earned and paid to the executives:
2008 ICP

	Target Bonus
	(as a % of		Actual Bonus
Name	Base Salary)	(in $)	Earned(1)
Tod Nielsen	100%	$600,000	$300,000
Erik E. Prusch	50%	212,500	106,250
Peter Morowski	50%	160,000	80,000
David W. Packer (2)	100%	300,000	150,000
Gregory J. Wrenn (3)	50%	140,000	70,000
Richard Novak (4)	100%	300,000	0	(4)

(1)	Represents amounts earned and paid under the 2008 ICP, which resulted in payment for two of the four quarters.

(2)	David Packer’s last day of employment was August 15, 2008.

(3)	Gregory J. Wrenn’s last day of employment was February 20, 2009.

(4)	Richard Novak’s start date was July 21, 2008. Mr. Novak did not receive any bonus since he was not employed during the first and second quarters when our ICP Targets were met.
Equity Compensation
Stock Options
Our equity compensation plans are meant to encourage employees to increase the value of our enterprise. Employees will realize value under a stock option if the price of the underlying stock increases over the term of the option. Stock options usually vest over four years, with 25% of the shares vesting on the first anniversary of the employee’s hire date, or the date of grant in the case of a grant to a current employee, and the remaining 75% of the shares vesting in equal monthly increments over the following three years. Vesting is contingent upon the employee’s continued service to us over the term of the option.
Each option grant expires ten years from the date of grant and has an exercise price equal to or greater than 100% of fair market value of our common stock on the date of grant, as determined by the closing price on the Nasdaq Stock Market on such date. Since October 2007, our Compensation Committee has acted under a policy that the grant date for options to employees would be the last trading day of the month in which the employee was hired or in which the Compensation Committee approved the grant.

We have made equity compensation a significant element in our compensation plans for executives. We believe it will align the incentives of our executives with the interests of our stockholders. This was illustrated in 2008 when our stock price declined over the year because executives also experienced a decline in the value of their equity compensation awards. The exercise prices for all of the equity awards granted to our named executive officers are more than our current stock price of $                     as of March                     , 2009.
We believe that if we are able to achieve our strategic goals and work toward improving profitability, our stock price will also increase and our equity compensation plans will assist us in attracting and retaining talent. Equity grants made to executive officers, other than Mr. Nielsen, vest over the standard four year vesting schedule described above. In addition, the terms of stock options granted to named executive officers provide that all unvested shares automatically vest in the event of an involuntary or constructive termination of employment within the period beginning two months before and ending 12 months following the consummation of a change in control of Borland.
Restricted Stock
We have not made many grants of restricted stock since 2006 and have instead focused on stock option grants as the sole source of equity compensation because we believe stock option grants have the potential to be a greater retention tool. We granted restricted stock to Messrs. Nielsen, Prusch, Morowski and Wrenn in 2006 as an additional means to retain them. Restricted stock grants to executives, other than Mr. Nielsen, vest over two years, subject to the executive’s continued employment, with 50% of the shares vesting on the first anniversary of the executive’s employment start date and the remaining shares vesting over the following year in four equal quarterly increments. If the executive is terminated without cause following a change in control of Borland, 100% of the unvested shares subject to the executive’s restricted stock award would automatically vest.
Equity Compensation Terms for Tod Nielsen
When we hired Mr. Nielsen in November 2005, we agreed to provide him with special equity compensation terms as an additional incentive to join Borland and lead us through this important transition period. Mr. Nielsen was granted an initial stock option award for 1,500,000 shares, which vests over the standard four year vesting schedule applicable to other employees described above and he would be entitled to the acceleration provisions applicable to the other named executive officers described above.
Mr. Nielsen was also granted 250,000 shares of restricted stock pursuant to his employment agreement. The terms of the restricted stock grant provide that the shares vest over four years from the date of grant. However, the restricted shares are subject to acceleration as follows: (i) 125,000 of the shares shall vest early upon achievement of corporate performance targets established by the Compensation Committee for the 2006 fiscal year and (ii) 125,000 of the shares shall vest early upon achievement of corporate performance targets established by the Compensation Committee for the 2007 fiscal year. The corporate performance targets established by the Compensation Committee for Mr. Nielsen’s restricted stock award acceleration for the 2006 fiscal year required that we recognize revenue for the year from sales of our ALM products and services in a certain amount established in advance by the Compensation Committee, and if this criterion was met, then 60% of the restricted stock applicable to 2006, or 75,000 shares, would vest early. An additional 40% of the restricted stock applicable to 2006, or 50,000 shares, would vest early based on our achieving quarterly Non-GAAP earnings per share targets as established in advance by the Compensation Committee, provided we also met the ALM revenue target. In March 2007, the Compensation Committee determined that the 2006 targets were met and Mr. Nielsen became vested early in 125,000 shares. For 2007, the Compensation Committee established in advance quarterly performance targets for Mr. Nielsen equal to the quarterly operating income targets set for the 2007 ICP. Mr. Nielsen would be entitled to accelerated vesting of all or part of the additional 125,000 shares under his restricted stock grant based on performance against the quarterly operating income targets for the 2007 fiscal year once audited results were available. In March 2008, the Compensation Committee determined the quarterly targets were met for two of the four quarters in the 2007 fiscal year, and therefore approved acceleration of only 50% of the 125,000 eligible restricted shares, a total of 62,500 shares, and denied acceleration as to the rest. The remaining restricted shares will vest over the original four-year period following the date of grant. Although Mr. Nielsen resigned as of December 31, 2008, his restricted stock and options will continue to vest under their terms because Mr. Nielsen continues to provide service as a director on our Board of Directors.
Employee Stock Purchase Plan
We have offered and intend to continue to offer participation in our Employee Stock Purchase Plan (the “ESPP”) to all executives and employees. The ESPP allows employees to buy our common stock at a discount to the market price with up to 10% of their salary (subject to certain limits), with the objective of allowing employees to profit when the value of our stock increases over time.
Severance Benefits
To be competitive in the market for talented executives, we have agreed to provide reasonable severance benefits. In determining the amounts and types of severance benefits, our Compensation Committee consulted Radford and reviewed the range of severance benefits provided by our current stage peers and next stage peers. The Compensation Committee also considered what they thought would be reasonable in light of the executive’s position and our performance. We generally provide our senior executive officers with severance benefits in the event of an involuntary termination of the executive’s employment without cause, a voluntary termination of employment as a result of construction termination or for the failure of any company or person who may acquire us to assume these obligations. Our severance benefits for the current named executive officers are described below under “Potential Payments Upon Termination or Change in Control.” Each of David Packer, Peter J. Morowski and Gregory J. Wrenn received severance benefits upon the termination of employment, which was in 2008 for Mr. Packer and in early 2009 for Messrs. Morowski and Wrenn, which in each case was determined to qualify as involuntary termination. Mr. Nielsen received no severance.

Perquisites and Other Benefits
We have considered it appropriate in certain circumstances to provide benefits beyond the core elements of compensation for executive officers in some circumstances. We believe that reasonable perquisites should be provided as necessary to attract and retain the talent we need to enable us to achieve our strategic objectives.
As noted in the Summary Compensation Table below, Messrs. Nielsen and Wrenn had access to a private golf club membership paid for by Borland in 2008. This was a golf membership purchased in August 2002, and in 2006 we began the process required to sell the membership as we do not believe this is a necessary perquisite. Borland is still on the waiting list to have the golf membership sold.
401(k) Retirement Plan
Borland has a tax-qualified 401(k) Retirement Plan (the “Retirement Plan”) which is available to eligible employees in the United States. The Retirement Plan is a defined contribution plan designed to accumulate retirement funds for employees, including executive officers, and to allow us to make contributions to those funds. Each participant may elect to contribute up to the statutory maximum dollar amount in the Retirement Plan, which was $15,500 for people under 50 and $20,500 for people over 50 in 2008. We also make a matching contribution, which in 2008 was a fixed amount equal to 50% of an employee’s salary deferrals up to 6% of an employee’s compensation. Contributions made by us under the Retirement Plan are immediately vested. Employees are eligible to direct the investments of certain portions of their interest under the Retirement Plan. Employees are not able to invest in Borland stock under the Retirement Plan.
Tax and Accounting Considerations
Deductability of Executive Compensation
To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible under Section 162(m). Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain named executive officers, to the extent that compensation exceeds $1 million per officer in any year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m) of the Code.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
We, the Compensation Committee of the Board of Directors of Borland Software Corporation, have reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and in Borland Software Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Compensation Committee:
T. Michael Nevens (Chairman)
William K. Hooper
John F. Olsen
SUMMARY COMPENSATION TABLE
The Summary Compensation Table below shows compensation information for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 for:
(i)	our Chief Executive Officer,

(ii)	our Chief Financial Officer, and

(iii)	our three other most highly compensated executive officers serving as such on December 31, 2008.
As used in this proxy statement, the term “named executive officers” means all persons identified in the Summary Compensation Table. Please see “Executive Officers — Named Executive Officers” above for details on the status of each person during 2008 and the status as of the date of this proxy. Tod Nielsen, Peter J. Morowski, David Packer and Gregory J. Wrenn are no longer employees of the Company and Erik E. Prusch is the current Acting President and Chief Executive Officer.
Amounts reported under the “Non-Equity Incentive Plan Compensation” column below consist of bonuses earned in 2008 under our Executive ICP. The Executive ICP is described above in the Compensation Discussion & Analysis section.

A discussion of our equity compensation plans is provided in the “Compensation Discussion & Analysis” and “Equity Compensation Plan Information” sections above and details regarding particular grants made to the named executive officers are provided in the tables that follow.

									Non-Equity
						Stock		Option	Incentive Plan		All Other
Name and Principal		Salary		Bonus		Awards		Awards	Compensation		Compensation	Total
Position*	Year	($)(1)		($)(2)		($)(3)		($)(3)	($)(4)		($)(11)	($)
Tod Nielsen	2008	$600,000		—		$59,007		$1,248,976	$300,000		$68,027	$2,276,010
Former President and Chief	2007	600,000		—		226,195	(5)	1,298,632	307,500		126,014	2,558,341
Executive Officer	2006	600,000		—		1,203,750		2,478,337	810,000		312,061	5,404,148

Erik E. Prusch	2008	425,000		—		241,724		225,335	106,250		90,007	1,088,316
Former Senior Vice President and	2007	425,000		—		264,500		180,646	215,156		162,787	1,248,089
Chief Financial Officer	2006	44,135	(6)	100,000	(6)	22,776		10,358	—	(6)	162,324	339,593

Peter J. Morowski	2008	320,000		—		147,000		202,379	80,000		39,649	789,029
Former Senior Vice President of	2007	320,000		—		235,200		157,515	84,000		23,105	819,820
Research and Development	2006	123,077	(7)	—		88,200		34,045	216,000		7,497	468,819

Gregory J. Wrenn	2008	280,000		—		114,617		155,007	70,000		49,312	668,936
Former Senior Vice President,	2007	280,000		—		138,000		109,766	73,500		32,237	633,503
General Counsel and	2006	59,231	(8)	35,000	(8)	23,383		10,808	—	(8)	4,501	132,923
Corporate Secretary

David Packer (9)	2008	340,385		—		—		123,587	150,000		33,356	647,328
Former Senior Vice President,	2007	300,000		—		106,125		138,680	157,500		24,337	726,642
Worldwide Field Operations	2006	—		—		—		—	—		—	—

Richard Novak (10)	2008	136,154		—		—		13,790	—		10,318	160,262
Senior Vice President,	2007	—		—		—		—	—		—	—
Worldwide Field Operations	2006	—		—		—		—	—		—	—

*	Please see “Executive Officers — Named Executive Officers” above for details on the status of each person during 2008 and the status as of the date of this proxy. Tod Nielsen, Peter J. Morowski, David Packer and Gregory J. Wrenn are no longer employees of the Company and Erik E. Prusch is the current Acting President and Chief Executive Officer.

(1)	Includes any amounts deferred at the named executive officers’ option under Borland’s 401(k) plan. Includes base salary amounts earned in 2008. Information about annual salary rates for the named executive officers is provided in the Compensation Discussion & Analysis section above.

(2)	Performance-based bonuses paid under the Executive ICP are reported under the column “Non-Equity Incentive Plan Compensation.”

(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown reflect the expense recognized by us in 2008 for option awards as determined pursuant to SFAS 123(R). These compensation costs include stock and option awards granted in and prior to 2008. The assumptions used to calculate the value of the option awards are set forth under Note 12, under the heading “Assumptions for Estimating Fair Value of Stock Option Grants and stock purchases,” of the notes to the Consolidated Financial Statements included in our Annual Report.

(4)	Represents bonuses earned under the 2008 ICP, as described under the “Compensation Discussion & Analysis” section above. Includes all amounts earned under the 2008 ICP in 2008. There were quarterly Targets under the 2008 ICP, which were achieved in the first and second quarters of 2008 and paid in August 2008.

(5)	Reflects the acceleration of vesting with respect to 62,500 shares under Mr. Nielsen’s restricted stock grant (representing half of the total amount of shares which could have been accelerated), which was determined by the Compensation Committee in March 2008 with respect to performance goals achieved during 2007. The terms of this stock grant are described under the “Compensation Discussion & Analysis” section above.

(6)	Mr. Prusch was appointed as Senior Vice President and Chief Financial Officer effective November 23, 2006. Amounts reported in 2006 represent the base salary earned in 2006, a sign on bonus of $100,000 that was repayable to the Company if he did not complete one year of employment. Mr. Prusch was not eligible for an ICP bonus in 2006 because he was hired too late in the year.

(7)	Mr. Morowski was appointed Senior Vice President of Research and Development effective August 14, 2006. Represents the base salary earned during 2006.

(8)	Mr. Wrenn was appointed as Senior Vice President, General Counsel and Secretary effective October 16, 2006. Amounts reported in 2006 represent the base salary earned in 2006 and a sign on bonus of $35,000. Mr. Wrenn was not eligible for an ICP bonus in 2006 because he was hired too late in the year.

(9)	Mr. Packer’s termination date was August 15, 2008. His total salary includes $150,000 in a severance payment, consistent with his employment agreement in the case of involuntary termination.

(10)	Mr. Novak’s hire date was July 21, 2008.

(11)	For named executive officers, the “All Other Compensation” column consists of the amounts below and, for Mr. Packer, the amount of $11,128 which was paid to Mr. Packer to reimburse him in connection with an annual sales event.

			Term Life
		401(k)	Insurance	Health
		Company	& Disability	Insurance	Automobile	Housing	Relocation		Club	Tax
Name	Year	Match	Premiums	Premiums	Allowance	Allowance(a)	Expenses		Membership(b)	Gross-ups
Tod Nielsen	2008	—	$2,050	$17,207	—	—	$30,751		$9,681	$8,338	(d)
	2007	—	2,050	15,497	—	—	63,338	(c)	16,646	28,483	(d)
	2006	—	1,726	15,717	$3,709	—	231,899	(c)	23,042	35,968	(d)
Erik E. Prusch	2008	$7,750	2,050	17,207	—	$63,000	—		—	—
	2007	6,750	2,050	15,497	—	84,600	42,651	(f)	—	11,239	(e)
	2006	—	283	2,743	—	7,200	147,874	(f)	—	4,224	(e)
Peter J. Morowski	2008	7,750	1,966	17,207	—	—	—		—	3,366	(g)
	2007	5,642	1,966	15,497	—	—	—		—	—
	2006	—	708	6,789	—	—	—		—	—
Gregory J. Wrenn	2008	7,000	1,814	17,207	—	—	—		10,396	4,610	(h)
	2007	5,654	1,814	15,497	—	—	—		9,272	—
	2006	—	428	4,073	—	—	—		—	—
David Packer	2008	5,711	1,890	9,608	—	—	—		—	5,019	(i)
	2007	6,750	1,890	13,202	—	—	—		—	2,495	(i)
	2006	—	—	—	—	—	—		—	—
Richard Novak	2008	2,423	1,890	6,005	—	—	—		—	—
	2007	—	—	—	—	—	—		—	—
	2006	—	—	—	—	—	—		—	—

(a)	Mr. Prusch is entitled to a housing allowance as a part of his relocation benefits pursuant to his offer letter entered into in November 2006. The housing allowance decreases in amount over each year of his employment and will cease in December 2010.

(b)	Represents membership fees and expenses for a private golf membership which we are in the process of selling, as described under “Executive Officer Compensation — Compensation Discussion & Analysis.” These amounts do not include the purchase amount of approximately $402,500 we paid for the membership in 2002, as this membership has been used by former executives and would be difficult to pro-rate the value to Mr. Nielsen or Mr. Wrenn.

(c)	Represents the following aggregate expenses related to Mr. Nielsen’s relocation:
(i)	to Texas in 2007, including (A) New home costs of $6,363 (B) House hunting costs of $5,088 (C) Temporary housing costs of $9,748 (D) Real estate points of $17,139, and (E) Miscellaneous moving expenses of $25,000; and

(ii)	to California from Washington in 2006, including: (A) airline travel of $4,525 (B) rental of an apartment for Mr. Nielsen until he found permanent housing of $19,487 (C) expenses related to the sale of Mr. Nielsen’s home of $185,635, and (D) miscellaneous moving expenses of $22,252.
The aggregate incremental cost for each of the foregoing expenses was based on the full amount Borland paid for such expenses.

(d)	Represents the aggregate tax gross-ups related to relocation expenses in 2008, 2007 and 2006 and to Mr. Nielsen’s attendance at a Borland sales function during such years. The tax gross-ups are to cover taxes for the taxable portion of the foregoing items.

(e)	Represents the aggregate tax gross-ups related to relocation expenses in 2007 and 2006. The tax gross-ups are to cover taxes for the taxable portion of the foregoing items.

(f)	Represents the following aggregate expenses related to Mr. Prusch’s relocation:
(i)	to Texas in 2007, including (A) Storage fees of $2,212 (B) New home costs of $4,439 (C) Real estate points of $11,000, and (D) Miscellaneous moving expenses of $25,000; and

(ii)	in contemplation of a relocation from San Diego, California to the Bay Area, California in 2006: (A) airline travel of $2,337 (B) rental of an apartment for Mr. Prusch of $5,254, and (C) expenses related to the sale of Mr. Prusch’s home of $140,283.

The aggregate incremental cost for each of the foregoing perquisites and personal benefits was based on the full amount Borland paid for such perquisites or benefits.

(g)	Represents the aggregate tax gross-ups related to Mr. Morowski’s and his spouse’s travel to a Borland sales function. The gross-up is to cover taxes for the taxable portion of the foregoing item.

(h)	Represents the aggregate tax gross-ups related to Mr. Wrenn’s and his spouse’s travel to a Borland sales function. The gross-up is to cover taxes for the taxable portion of the foregoing item.

(i)	Represents the aggregate tax gross-up related to Mr. Packer’s his attendance of Mr. Packer and his spouse at a Borland sales function. The gross-up is to cover taxes for the taxable portion of the foregoing item.

2008 GRANTS OF PLAN-BASED AWARDS
Set forth in the table below is information regarding:
•	The threshold, target and maximum amounts applicable to eligible named executive officers under the terms of the Executive ICP, as provided under the columns under “Possible Payouts Under Non-Equity Incentive Plan Awards”; and

•	Stock option and restricted stock awards granted by our Compensation Committee to our named executive officers in 2008, reflected on an individual grant basis.
Information about our Executive ICP and equity compensation programs is described above under “Compensation Discussion & Analysis” and information about our stock incentive plans is provided above under “Equity Compensation Plan Information.”

							All Other
							Option
						All Other Stock	Awards:
		Board or				Awards:	Number of	Exercise or	Grant Date Fair
		Compensation	Possible Payouts Under			Number of	Securities	Base Price of	Value of Stock and
		Committee	Non-Equity Incentive Plan Awards(1)			Shares of Stock	Underlying	Option Awards	Option Awards
Name*	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	($/Sh)(2)	($/Sh)(3)
Tod Nielsen	5/30/08	5/29/08	$0	$600,000	$630,000	—	200,000	$1.42	$144,020
Erik E. Prusch	5/30/08	5/29/08	0	212,500	223,125	—	130,000	1.42	93,613
Peter J. Morowski	5/30/08	5/29/08	0	160,000	168,000	—	130,000	1.42	93,613
Gregory J. Wrenn	5/30/08	5/29/08	0	140,000	147,000	—	130,000	1.42	93,613
David Packer (4)	—	—	0	300,000	315,000	—	—	—	—	1
Richard Novak (5)	7/31/08	5/29/08	0	300,000	315,000	—	200,000	1.52	151,240

*	Please see “Executive Officers — Named Executive Officers” above for details on the status of each person during 2008 and the status as of the date of this proxy. Tod Nielsen, Peter J. Morowski, David Packer and Gregory J. Wrenn are no longer employees of the Company and Erik E. Prusch is the current Acting President and Chief Executive Officer.

(1)	Payments under the columns relating to Non-Equity Incentive Plan Awards relate to the 2008 ICP. Under the 2008 ICP, there is no threshold or minimum amount guaranteed to be paid. Each executive officer had a target amount which was a percentage of his annual base salary. The 2008 ICP provided for the opportunity for overachievement and payout at 105% was possible during 2008. The 2008 ICP and the target percentages for each executive officer is described further in the Compensation Discussion & Analysis section above and the actual payments are set forth in the Summary Compensation Table under the Non-Equity Incentive Plan column.

(2)	The exercise price of each stock option is equal to the closing price of the common stock as reported on the Nasdaq Global Market on the date of grant; however, if the date of grant is not a trading day, the exercise price is equal to the closing price of the common stock as reported on the trading day preceding the grant date.

(3)	The assumptions used to calculate the value of the option awards are set forth under Note 12, under the heading “Assumptions for Estimating Fair Value of Stock Option Grants and stock purchases,” of the notes to the Consolidated Financial Statements included in our Annual Report.

(4)	No options were granted to Mr. Packer during 2008. His termination date was August 15, 2008.

(5)	Mr. Novak’s hire date was July 21, 2008.
OPTION EXERCISES AND STOCK VESTED
The following table summarizes the number of shares acquired and the value realized upon exercise of option awards or the vesting of restricted stock awards held by each named executive officer during the year ended December 31, 2008. There were no exercises of option or stock awards by the named executive officers during 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name*	Exercise (#)	($)(1)	Vesting (#)	($)(2)
Tod Nielsen	—	—	—	—
Erik E. Prusch	—	—	50,000	$83,308
Peter J. Morowski	—	—	30,000	57,866
Gregory J. Wrenn	—	—	25,000	43,919
David Packer	—	—	—	—
Richard Novak	—	—	—	—

*	Please see “Executive Officers — Named Executive Officers” above for details on the status of each person during 2008 and the status as of the date of this proxy. Tod Nielsen, Peter J. Morowski, David Packer and Gregory J. Wrenn are no longer employees of the Company and Erik E. Prusch is the current Acting President and Chief Executive Officer.

(1)	Represents the aggregate difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	Represents the aggregate dollar amount realized by multiplying the number of shares vested by the closing price of the common stock on the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the outstanding equity awards held by each named executive officer as of December 31, 2008.

	Option Awards					Stock Awards
								Equity
								Incentive Plan	Equity Incentive
								Awards:	Plan Awards:
	Number of	Number of				Number of		Number of	Market or Payout
	Securities	Securities				Shares or	Market Value of	Unearned	Value of
	Underlying	Underlying				Units of	Shares or Units	Shares, Units or	Unearned Shares,
	Unexercised	Unexercised		Option	Option	Stock That	of Stock That	Other Rights	Units or Other
	Options (#)	Options (#)		Exercise	Expiration	Have Not	Have Not	That Have Not	Rights That Have
Name	Exercisable(1)	Unexercisable(1)		Price ($)	Date	Vested (#)	Vested($)(2)	Vested (#)	Not Vested ($)
Tod Nielsen	1,156,250	343,750	(3)	$6.42	11/09/2015			62,500	$65,625
	104,167	95,833	(4)	5.29	11/30/2016
	89,063	135,937	(5)	5.96	05/31/2017
	0	200,000	(6)	1.421	5/30/2018

Erik E. Prusch	130,208	119,792	(7)	5.29	11/30/2016
	39,583	60,417	(8)	5.96	05/31/2017
	0	130,000	(9)	1.421	5/30/2018

Peter J. Morowski	102,083	72,917	(10)	5.88	08/31/2016
	39,583	60,417	(11)	5.96	05/31/2017
	0	130,000	(12)	1.421	5/30/2018

Gregory J. Wrenn	67,708	57,292	(13)	5.52	10/31/2016
	39,583	60,417	(14)	5.96	05/31/2017
	0	130,000	(15)	1.421	5/30/2018

David Packer	0	0	(16)	—	—

Richard Novak	0	200,000	(17)	1.5157	7/31/2018

*	Please see “Executive Officers — Named Executive Officers” above for details on the status of each person during 2008 and the status as of the date of this proxy. Tod Nielsen, Peter J. Morowski, David Packer and Gregory J. Wrenn are no longer employees of the Company and Erik E. Prusch is the current Acting President and Chief Executive Officer.

(1)	Unless otherwise noted, the options vest as to 25% on year from the date of grant and 1/48th of the shares vesting each month until fully vested. Options are subject to acceleration provisions as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(2)	The market value of unvested restricted stock awards at fiscal year end is based on the closing price of our common stock of $1.05 on Wednesday, December 31, 2008, as reported on the Nasdaq Global Market.

(3)	This option was granted on November 9, 2005 and vests over 4 years, subject to Mr. Nielsen’s continued service to Borland as an employee or director, with 25% of the shares vesting on November 9, 2006 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(4)	This option was granted on November 30, 2006 and vests over 4 years, subject to Mr. Nielsen’s continued service to Borland as an employee or director, with 25% of the shares vesting on November 30, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(5)	This option was granted on May 31, 2007 and vests over 4 years, subject to Mr. Nielsen’s continued service to Borland as an employee or director, with 25% of the shares vesting on May 31, 2008 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(6)
This option was granted on May 30, 2008 and vests over 4 years, subject to Mr. Nielsen’s continued service to Borland as an employee or director, with 25% of the shares vesting on May 30, 2009 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(7)	This option was granted on November 30, 2006 and vests over four years, subject to Mr. Prusch’s continued employment, with 25% of the shares vesting on November 23, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(8)	This option was granted on May 31, 2007 and vests over 4 years, subject to Mr. Prusch’s continued employment, with 25% of the shares vesting on May 31, 2008 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(9)
This option was granted on May 30, 2008 and would have vested over 4 years, subject to Mr. Morowski’s continued employment, with 25% of the shares vesting on May 30, 2009 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below. Mr. Morowski’s employment terminated on January 23, 2009. He may exercise the vested shares within 90 days of his termination date.

(10)	This option was granted on August 31, 2006 and would have vested over four years, subject to Mr. Morowski’s continued employment, with 25% of the shares vesting on August 14, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below. Mr. Morowski’s employment terminated on January 23, 2009. He may exercise the vested shares within 90 days of his termination date.

(11)	This option was granted on May 31, 2007 and would have vested over 4 years, subject to Mr. Morowski’s continued employment, with 25% of the shares vesting on May 31, 2008 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below. Mr. Morowski’s employment terminated on January 23, 2009.

(12)
This option was granted on May 30, 2008 and vests over 4 years, subject to Mr. Prusch’s continued employment, with 25% of the shares vesting on May 30, 2009 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

(13)	This option was granted on October 31, 2006 and would have vested over four years, subject to Mr. Wrenn’s continued employment, with 25% of the shares vesting on October 16, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below. Mr. Wrenn’s employment terminated on February 20, 2009. He may exercise the vested shares within 90 days of his termination date.

(14)	This option was granted on May 31, 2007 and would have vested over 4 years, subject to Mr. Wrenn’s continued employment, with 25% of the shares vesting on May 31, 2008 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below. Mr. Wrenn’s employment terminated on February 20, 2009. He may exercise the vested shares within 90 days of his termination date.

(15)
This option was granted on May 30, 2008 and would have vested over 4 years, subject to Mr. Wrenn’s continued employment, with 25% of the shares vesting on May 30, 2009 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below. Mr. Wrenn’s employment terminated on February 20, 2009. He may exercise the vested shares within 90 days of his termination date.

(16)	Mr. Packer’s employment terminated on August 15, 2008 and no options were outstanding at year end.

(17)
This option was granted on July 31, 2008 and vests over 4 years, subject to Mr. Novak’s continued employment, with 25% of the shares vesting on July 31, 2009 and 1/48th of the shares each month thereafter, subject to acceleration as described under the Compensation Discussion & Analysis section above and the Potential Payments Upon Termination or Change in Control section below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Regardless of the manner in which a named executive officer’s employment terminates, he would be entitled to receive amounts earned during his term of employment, including, base salary, unused vacation pay, amounts accrued under our Retirement Plan and any vested shares of restricted stock or shares of common stock subject to options granted prior to the executive’s termination. The named executive officers are not otherwise entitled to any severance benefits upon a voluntary termination unless the termination was considered a constructive termination, which is discussed below, or special benefits are negotiated at the time of termination. Our Compensation Committee determines whether any severance benefits would be provided upon any voluntary termination on a case by case basis.
Please see “Executive Officers — Named Executive Officers” above for details on the status of each person during 2008 and the status as of the date of this proxy. Tod Nielsen, Peter J. Morowski, David Packer and Gregory J. Wrenn are no longer employees of the Company and Erik E. Prusch is the current Acting President and Chief Executive Officer. Mr. Nielsen resigned and did not receive any severance benefits. Messrs. Morowski, Packer and Wrenn received severance benefits in accordance with termination without cause, outside of a change of control event, as discussed below. In connection with Mr. Prusch’s appointment as the Acting President and Chief Executive Officer, we amended Mr. Prusch’s employment agreement in February 2009 to provide him with severance benefits essentially the same as those we agreed to provide Mr.  Nielsen, which are discussed below. However, since the tables below are as of December 31, 2008, the amounts for Mr. Prusch reflect his severance terms prior to the amendment to his employment agreement.
We entered into employment agreements with each of our named executive officers in which we agreed to provide severance benefits in the event the named executive officer is terminated without cause or voluntarily resigns as a result of a constructive termination, as defined below (each a “Qualifying Termination”) or if there is a Qualifying Termination that occurs within the period beginning 2 months before and ending 12 months following a change of control of Borland, provided in each case that the executive signs a general release in favor of Borland.
Under the employment agreements with the named executive officers, a constructive termination would occur in any of the following circumstances: (i) any significant reduction or diminution (except temporarily during any period of disability) in Executive’s titles or positions or any material diminution in Executive’s authority, duties or responsibilities with the Company which is made without the Executive’s consent, (ii) any material breach of the Employment Agreement by the Company, which breach, if curable, is not cured within 30 days following written notice of such breach from the Executive; or (iii) the failure to nominate the Executive to the Board at any time hereafter or the removal of Executive there from. In addition, if there was a change of control of Borland and he was not the president and chief executive officer of the successor entity, he would be deemed to have been constructively terminated.
In 2008, for all named executive officers other than Mr. Nielsen, with respect to a Qualifying Termination that is not in connection with a change in control, we agreed to provide for a severance payment equal to 50% of the executive’s annual base salary less applicable withholding obligations. With respect to a Qualifying Termination that occurs within the period beginning 2 months before and ending 12 months following a change in control of Borland, we would provide for a severance payment equal to 100% of the executive’s annual base salary less applicable withholding obligations. In connection with a Qualifying Termination either in connection with a change of control or otherwise, the executive would be entitled to continuation of health coverage by having Borland pay the executive’s COBRA premiums for up to 12 months. In addition, in the event of a Qualifying Termination either 2 months before or 12 months after a change of control of Borland, all unvested shares of common stock subject to stock options or restricted stock grants held by the executive would become 100% vested.
Pursuant to our employment agreement with Tod Nielsen (which terms will apply to Mr. Prusch starting in 2009 as discussed above), if Mr. Nielsen were to have experienced a Qualifying Termination, Mr. Nielsen would have been entitled to a severance payment equal to 100% of his annual base salary. Should Mr. Nielsen have experienced a Qualifying Termination in connection with a change of control, he will be entitled to a severance payment equal to his annual salary and bonuses (in an amount no less than the average for the last two years or his Incentive Compensation Plan bonus target of 100% of his base salary, whichever is higher), payable in a lump sum. Mr. Nielsen will also be entitled to full acceleration of any unvested and outstanding option, restricted stock and any other unvested and outstanding equity award in connection with a change of control of Borland.

Termination as a Result of a Qualifying Termination (No Change of Control)
The table below sets forth estimates of amounts that would be paid to the named executive officers in the event of a Qualifying Termination, other than in connection with a Change of Control of the Company, assuming that the terminations were effective on December 31, 2008. The amounts below do not include amounts we would withhold pursuant to our withholding obligations. The actual amounts to be paid to any named executive officer upon termination can only be calculated as of any such termination.

		Stock	Restricted	COBRA
Name	Cash(1)	Options(2)	Stock(2)	Payments(3)	Total
Tod Nielsen	$—	$—	$—	$—	$—
Erik E. Prusch	212,500	—	—	20,862	233,362
Peter J. Morowski	160,000	—	—	20,862	180,862
Gregory J. Wrenn	140,000	—	—	20,862	160,862
Richard Novak	150,000	—	—	14,081	164,081
David Packer	—	—	—	—	—

(1)	Except for Mr. Nielsen, each named executive officer would receive a cash lump sum equal to 50% of their annual salary, provided they have entered into a general release of claims against Borland. Mr. Nielsen will receive a cash lump sum equal to 100% of his annual salary, provided Mr. Nielsen has entered into a general release of claims against Borland.

(2)	Value of option and restricted stock awards at fiscal year end is based on the closing price of our common stock of $1.05 on December 31, 2008, as reported on the Nasdaq Global Market. Mr. Nielsen would be entitled to full acceleration of his equity awards upon a qualifying termination (without a change in control of Borland), however, the other officers would not be entitled to any acceleration of vesting absent a change of control together with the qualifying termination. Consequently, the options and restricted stock amounts for Mr. Nielsen full acceleration of his awards and the options and restricted stock amounts for the other named executive officers are based on shares in which they would be vested as of December 31, 2007.

(3)	Named executive officers are eligible for COBRA coverage until the earliest of (i) the date the executive is no longer eligible to receive continuation coverage pursuant to COBRA, (ii) twelve (12) months following the termination date or (iii) the date on which the executive obtains comparable health coverage.
Termination as a Result of a Qualifying Termination in Connection With a Change of Control
The table below sets forth estimates of amounts that would be paid to the named executive officers in the event of a Qualifying Termination in connection with a Change of Control of the Company, assuming that the terminations were effective on December 31, 2008. The amounts below do not include amounts we would withhold pursuant to our withholding obligations. The actual amounts to be paid to any named executive officer upon termination can only be calculated as of any such termination.

		Stock	Restricted	COBRA
Name	Cash(1)	Options(2)	Stock(2)	Payments(3)	Total
Tod Nielsen	$—	$—	$—	$—	$—
Erik E. Prusch	425,000	—	—	20,862	445,862
Peter J. Morowski	320,000	—	—	20,862	340,862
Gregory J. Wrenn	280,000	—	—	20,862	300,862
Richard Novak	300,000	—	—	14,081	314,081
David Packer	—	—	—	—	—

(1)	Each named executive officer would receive a cash lump sum equal to 100% of their annual salary, provided they have entered into a general release of claims against Borland. Mr. Nielsen will also receive an amount equal to his bonus (in an amount no less than the average for the last two years or the ICP target, whichever is higher).

(2)	Value of option and restricted stock awards at fiscal year end is based on the closing price of our common stock of $1.05 on December 31, 2008, as reported on the Nasdaq Global Market. Restricted Stock Awards granted to Prusch, Morowski and Wrenn were fully vested as of December 31, 2008. Mr. Novak has no Restricted Stock Awards.

(3)	Named executive officers are eligible for COBRA coverage until the earliest of (i) the date the executive is no longer eligible to receive continuation coverage pursuant to COBRA, (ii) twelve (12) months following the termination date, or (iii) the date on which the executive obtains comparable health coverage.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As discussed above, during 2008, our Compensation Committee consisted of Messrs. Nevens, Hooper and Olsen. None of these members is an officer or employee of Borland, and none of our executive officers serve as a member of a Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our Code of Conduct obligates our service providers, including executive officers and directors, to discuss any actual or potential related party transactions with our General Counsel. Our General Counsel coordinates obtaining the prior consent of our Audit Committee (or other independent committee of our Board of Directors, as appropriate) for any proposed related party transaction. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates in which the amount involved would exceed $120,000 must first be presented to our Audit Committee for review and approval or rejection. In approving or rejecting the proposed transaction, our Audit Committee would consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.
Business with Related Parties
There were no related party transactions during 2008.
Indemnification of Directors and Executive Officers
We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Board of Directors, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also intend to execute these agreements with our future executive officers and directors.
See the section above entitled Employment, Severance and Change of Control Arrangements for a description of the terms of our 2002 Stock Incentive Plan related to a change of control.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates, as of March 20, 2009, how many shares of common stock are owned by:
•	each person who, to our knowledge, is a beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, the only class of our voting securities;

•	each director;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

This table is based upon information supplied by officers, directors and Schedules 13G filed with the SEC. The percentage of ownership has been calculated based on the number of outstanding shares of our common stock as of March 20, 2009. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

			Options
			Currently		Total Stock &
			Exercisable or		Option Holdings (#)		Percent
Beneficial Owner(1)	Common Stock (#)		within 60 days (#)		(2)		(%)(2)

5% Stockholders:
S Squared Technology, LLC	10,595,000		—		10,595,000	(3)
515 Madison Avenue New York, NY 10022

Wells Fargo & Company	6,421,371		—		6,421,371	(4)
420 Montgomery Street San Francisco, CA 94104

Dimensional Fund Advisors LP	5,493,471		—		5,493,471	(5)
1299 Ocean Avenue Santa Monica, CA 90401

Weiss Multi-Strategy	3,927,212		—		3,927,212	(6)
Advisors, LLC One State Street, 20th floor Hartford, CT 06103

Elliot Associates LP	3,921,568		—		3,921,568	(7)
712 5th Avenue, 36th Floor New York, NY 10019

BlackRock, Inc.	3,675,689		—		3,675,689	(8)
40 East 52nd Street New York, NY 10019

WS Capital	15,279,888		—		3,214,222	(9)%
300 Crescent Court, Suite 880 Dallas, TX 75201

Silver Point Capital, L.P.	3,808,626		—		3,808,626	(10)
Two Greenwich Plaza, 1st Floor Greenwich, CT 06830

Named executive officers and Directors:
Tod Nielsen	221,968	(15)	1,541,146		1,763,114
Charles F. Kane	—		16,600	(16)	16,600	(16)
William K. Hooper	—		155,406	(16)	155,406	(16)
T. Michael Nevens			85,077	(16)	85,077	(16)

John F. Olsen	—		69,460	(16)	69,460	(16)
Bryan LeBlanc	—		27,337	(16)	27,337	(16)
Robert M. Tarkoff	—		31,524	(16)	31,524	(16)
Erik E. Prusch	73,551	(17)	198,959		272,510
Peter J. Morowski (11)	60,866	(17)	145,312		206,178
Gregory J. Wrenn (12)	44,633	(18)	114,583		159,216
David Packer (13)	24,072	(17)	—		24,072
Richard Novak (14)	—		—		—
All directors and executive officers as a group (12 persons)	425,090	(19)	2,385,404	(20)	2,810,494	(21)

(1)	The address for the named executive officers and directors is c/o Borland Software Corporation, 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, TX 78731.

(2)	The percentage of shares beneficially owned are based on shares outstanding as of March 20, 2009, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 20, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

(3)	Based on a Schedule 13G/A jointly filed with the SEC on February 02, 2009, by S Squared Technology, LLC (“SST”), S Squared Capital II Management, LLC, (“SSCIIM”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt and Kenneth A. Goldblatt. SST, SSCIIM, SSTP, Mr. Seymour L. Goldblatt and Mr. Kenneth A. Goldblatt reported sole voting power with respect to 10,595,000 and sole dispositive power with respect to 10,595,000 of the shares.

(4)	Based on a Schedule 13G/A filed with the SEC on January 22, 2009 by Wells Fargo & Company (“Wells Fargo”) on its own behalf and on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC , Evergreen Investment Management Company, LLC, Wachovia Securities, LLC, and Wachovia Capital Markets, LLC. Wells Fargo & Company reported sole voting power with respect to 6,421,371 of the shares and sole dispositive power with respect to 6,421,371 of the shares.

(5)	Based on Schedule 13G/A filed on February 09, 2009, Dimensional Fund Advisors, LP (“Dimensional”) furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as an investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares held by the Funds, however, Dimensional disclaims beneficial ownership of such shares. Dimensional reported shared voting power with respect to 5,493,471 of the shares and shared dispositive power with respect to 5,493,471of the shares.

(6)	Based on the 13G/A filed with the SEC on January 22, 2009 by Weiss Multi-Strategy Advisers, LLC (“Weiss”), George A. Weiss, and Frederick E. Doucette II. Weiss reported shared voting power of , 2,265,847 of the shares reported . Weiss reported shared dispositive power of 3,927,212 of the shares reported. The aggregate amount beneficially owned by each reporting person is 3,927,212 shares.

(7)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009 by Elliott Associates, L.P., This statement is filed with respect to the shares of common stock (the “Common Stock”) of Borland Software Corporation (the “Issuer”) beneficially owned by Elliott Associates, L.P. and its wholly owned subsidiaries (“Elliott Associates”), Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“International Advisors” and collectively, the “Reporting Persons”) as of December 31, 2008 and amends and supplements the Schedule 13G originally filed on August 29, 2008 (the “Schedule 13G”). Except as set forth herein, the Schedule 13G is unmodified. Elliott Associates owns bonds issued by the Issuer (the “Bonds”) that are convertible into 1,756,862 shares of Common Stock. Elliott Associates owns its Bonds through The Liverpool Limited Partnership, a wholly-owned subsidiary of Elliott Associates. Elliott International and International Advisors together beneficially own Bonds that are convertible into 2,635,293 shares of Common Stock. Elliott Associates, Elliott International and International Advisors together beneficially own an aggregate of 4,392,156 shares of Common Stock. Elliott Associates has sole power to vote or direct the vote of 1,756,862 shares of Common Stock. Elliott International and International Advisors together have shared power to vote or direct the vote of 2,635,293 shares of Common Stock Elliott Associates has sole power to dispose or direct the disposition of 1,756,862 shares of Common Stock. Elliott International and International Advisors together have shared power to dispose or direct the disposition of 2,635,293 shares of Common Stock.

(8)	Based on a Schedule 13G/A filed with the SEC on February 10, 2009 by BlackRock, Inc. (“BlackRock”) on behalf of its investment advisory subsidiaries BlackRock Advisors LLC, BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd. and BlackRock Investment Management UK Ltd. BlackRock reported 3,675,689 shared voting power and 3,675,689,shared dispositive power with respect to all of the shares.

(9)	Based on a Schedule 13G/A jointly filed with the SEC on February 17, 2009 by WS Capital and based on 72,822,520 shares of common stock, par value $0.01 per share (the“Shares”), of Borland Software Corporation (the “Company”), outstanding as of October 31, 2008, as disclosed in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008. As of December 31, 2008 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the “WS Funds”) owned in the aggregate 3,214,222 Shares. WS Capital Management, L.P. (“WSC Management”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are members of WS Capital. As a result, WSC Management, WS Capital, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of the securities of the Company held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”) and WS Opportunity Fund (Q.P.), L.P. (“WSOQP” and together with WSO, the “WSO Funds”) owned in the aggregate 483,800 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are members of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of the securities of the Company held by the WSO Funds. Furthermore, as of the Reporting Date, a trust for the benefit of the children of Mr. Smith (the “Trust”) owned 4,000 Shares. G. Stacy Smith is the sole trustee of the Trust. As a result, G. Stacy Smith has the sole power to vote and direct the disposition of the securities of Smith has the sole power to vote and direct the disposition of the securities the Company held by the Trust. Thus, as of the Reporting Date, for the purposes of Reg. Section 240.13d-3, (i) Reid S. Walker is deemed to beneficially own 3,698,022 Shares, or approximately 5.1% of the Shares deemed issued and outstanding as of the Reporting Date, (ii) G. Stacy Smith is deemed to beneficially own 3,702,022 Shares, or approximately 5.1% of the Shares deemed issued and outstanding as of the Reporting Date, (iii) WS Capital and WSC Management are deemed to beneficially own 3,214,222 Shares, or approximately 4.4% of the Shares deemed issued and outstanding as of the Reporting Date, and (iv) WSVM, WSV and Patrick P. Walker are deemed to beneficially own 483,800 Shares, or approximately 0.7% of the Shares deemed issued and outstanding as of the Reporting Date. Each of the reporting persons hereby expressly disclaims the Reporting Date. membership in a “group” under Section 13(d) of the Act and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G, as amended, shall not be deemed to be an admission that any such reporting person is a member of such a group.

(10)	This Schedule 13G is being jointly filed by Silver Point Capital, L.P., a Delaware limited partnership, Mr. Edward A. Mulé and Mr. Robert J. O’Shea with respect to the ownership of the common stock by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore Fund”). The number of shares of common stock reported as beneficially owned in this Schedule 13G consists of 240,000 shares of common stock, plus 3,686,273 shares of common stock that may be acquired by the Fund and the Offshore Fund upon conversion of the Convertible Notes. Silver Point Capital, has sole voting power of 3,686,273 shares and sole dispositive power of 3,686,273 with respect to the shares. Mr. Edward A. Mulé and Mr. Robert J. O’Shea have shared voting power to vote 240,000 shares and shared dispositove power to dispose of 3,686,273 shares.

(11)	Mr. Morowski resigned on January 23, 2009.

(12)	Mr. Wrenn resigned on February 20, 2009.

(13)	Mr. Packer resigned on August 15, 2008.

(14)	Mr. Novak was hired on July 21, 2008.

(15)	Represents 25,000 shares purchased on the open market by Mr. Nielsen, 3,750 shares purchased through our Employee Stock Purchase Program and 193,218 shares of stock acquired through a restricted stock grant, of which 62,500 remain subject to a right of repurchase in our favor, which lapses over the vesting period, subject to Mr. Nielsen’s continued service to Borland.

(16)	Represents options granted to our non-employee directors under the Automatic Option Grant Program of the 2002 Stock Incentive Plan, as amended. All shares subject to such options, whether vested or unvested, are currently exercisable. However, the shares included in the table are limited to those which are either vested or will be vested within 60 days following March 20, 2009. The unvested and unexercised shares subject to such options are not included in the table.

(17)	Represents shares acquired through a restricted stock grant, which are subject to a right of repurchase in our favor that lapses over the vesting period of the restricted stock grant, subject to the executive’s continued service to Borland.

(18)	Represents 10,000 shares purchased on the open market by Mr. Wrenn, 2,931 shares purchased through our Employee Stock Purchase Program and 31,702 shares acquired through a restricted stock grant which are subject to a right of repurchase in our favor, which lapses over the vesting period, subject to Mr. Wrenn’s continued service to Borland.

(19)	Includes 62,500 shares acquired through restricted stock grants, which subject to a right of repurchase in our favor that lapses over the vesting period of each executive officer’s restricted stock grant, subject to such executive’s continued service to Borland.

(20)	Includes 385,404 shares granted under our Automatic Option Grant Program of the 2002 Stock Incentive Plan, as described in footnote 13 of this table.

(21)	Includes the shares described in footnotes 16 and 17 of this table.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding our equity compensation plans as of December 31, 2008:

	(a)		(b)	(c)
Number of
Securities
Remaining Available
	Number of			for Future
	Securities to be			Issuance under
	Issued Upon		Weighted Average	Equity Compensation
	Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options		Outstanding	Securities
Plan Category	and Rights		Options and Rights	Reflected in Column(a)
Equity compensation plans approved by security holders	7,168,453		$4.87	5,722,651	(2)
Equity compensation plans not approved by security holders(1)	2,908,776	(3)	$5.98	1,603,526	(4)

Total(5)	10,077,229		$5.19	7,326,177

(1)	The information presented in this table does not include options we assumed in connection with acquisitions of other companies. As of December 31, 2008, 50,515 shares of our common stock were issuable upon the exercise of those assumed options, at a weighted average exercise price of $122.82 per share. In connection with these acquisitions, we assumed all stock options outstanding as of the close of the acquisition for the following companies: TogetherSoft Corporation, Starbase Corporation, and Visigenic Software, Inc. No equity awards have been issued by us under these plans after such acquisition. In general, these plans have terminated at the time of the acquisition; however, with respect to the TogetherSoft acquisition, the TogetherSoft Corporation 2000 Stock Plan and the TogetherSoft Corporation 2001 Non-U.S. Stock Plan were originally assumed and then terminated by our Board of Directors effective April 23, 2003 without any equity awards having been granted under such TogetherSoft plans.

(2)	Consists 3,609,533 shares that remain available for future grant under our 2002 Stock Incentive Plan and 2,113,118 shares that remain available for issuance under our 1999 Employee Stock Purchase Plan.

(3)	Consists of 3,250 options outstanding under our 1998 Nonstatutory Stock Option Plan and 2,905,526 options outstanding under our 2003 Supplemental Stock Option Plan.

(4)	Consists of 1,603,526 shares that remain available under our 2003 Supplemental Stock Option Plan.

(5)	The total number of shares of common stock issuable upon exercise of outstanding options under all plans (including options assumed in acquisitions) is 10,127,744 shares, at a weighted average exercise price of $5.78 per share. The total number of shares of common stock outstanding as of December 31, 2008 was 73,015,772.

Non-Stockholder Approved Plans
The following summary of the material features of our 1998 Nonstatutory Stock Option Plan and the 2003 Supplemental Stock Option Plan do not purport to be complete and are qualified in their entirety by reference to the specific language of such plans, which may be found by referring to the exhibit list in our Annual Report on Form 10-K for the year ended December 31, 2008. In addition, any stockholder who wishes to obtain a copy of the actual plan documents may receive them upon written request to Borland Investor Relations, 8310 N. Capital of Texas Highway, Building 2, Suite 100, Austin, Texas 78731.
1998 Nonstatutory Stock Option Plan
As of December 31, 2008, there were 3,250 shares subject to outstanding awards under the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”) and 0 (zero) shares available for future option grants out of a total of 200,000 shares of common stock reserved for issuance under the 1998 Plan, as the 1998 Plan has terminated. The 1998 Plan provides for the grant to employees (excluding executive officers) and consultants of nonstatutory stock options with exercise prices not less than 85% of the fair market value of our common stock on the date of the grant and a maximum term of ten years. The Board of Directors has the power under the 1998 Plan to determine who receives an option grant, and the terms of such option, including the number of shares subject to such option, the exercise price, and the term and the vesting schedule. Options granted under the 1998 Plan generally have a term of ten years and vest over a period of four years following the date of grant. Our Board of Directors administers the plan and may delegate administration to a committee composed of members of the Board of Directors. Our Board of Directors, in its sole discretion, may provide in any option agreement that, in the event of a change in control, the exercisability and vesting of the outstanding option shall accelerate upon such circumstances and to such extent as specified in the option agreement. Any options which are neither assumed or substituted for by the acquiring entity in connection with a change in control nor exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control. In the event of a change in control where we are the surviving or continuing corporation then the outstanding options under the 1998 Plan shall not terminate unless our Board of Directors otherwise provides in its sole discretion.
2003 Supplemental Stock Option Plan
In January 2003, our Board approved the adoption of the 2003 Supplemental Stock Option Plan (the “2003 Plan”). The principal purpose of the 2003 Plan was to provide for inducement grants to encourage employees to join us, including in connection with a merger or acquisition.
On November 7, 2005, our Board approved the adoption of certain amendments to the 2003 Plan. The principal purpose of the amendments was to allow for the issuance of stock options to Mr. Nielsen, Borland’s newly appointed President and Chief Executive Officer, in connection with his commencement of employment with Borland. The amendments (i) increased the number of shares available for grant by 1,750,000 shares, and (ii) allowed for the issuance of restricted stock and share right awards under the 2003 Plan. On February 7, 2006, our Board approved the adoption of certain amendments to the 2003 Plan. The amendments to the 2003 Plan (i) increase the number of shares available for grant by 560,000 shares and (ii) permit the Compensation Committee of the Board to have the power to amend or modify the 2003 Plan and any awards granted thereunder. On March 14, 2006, the Compensation Committee of the Board approved an amendment to increase the number of shares available for grant under the 2003 Plan by 1,100,000 shares.
As of December 31, 2008, we had reserved 4,910,000 shares of common stock for issuance under the 2003 Plan, and there were 2,905,526 shares subject to outstanding awards under the 2003 Plan and 1,603,526 shares available for future option grants. The 2003 Plan provides for the grant to: (i) employees, who have not previously been an employee or director of the corporation; and (ii) where the stock option grant is an inducement material to that person entering into employment with the corporation. Under these requirements, persons who become employees as a result of a merger or acquisition will be eligible for the grant of stock options under the 2003 Plan. The grants consist of nonstatutory stock options with exercise prices not less than 100% of the fair market value of our common stock on the date of the grant and may have a maximum term of no more than ten years. The Compensation Committee of the Board of Directors or a majority of the independent directors on the Board of Directors has the power under the 2003 Plan to determine who receives an option grant, and the terms of such option including the number of shares subject to such option, the exercise price, the term and the vesting schedule. Options granted under the 2003 Plan generally vest over a period of four years following the date of grant and options granted under the 2003 Plan to named executive officers provide for acceleration provisions as described under “Potential Payments Upon Termination or Change in Control.” The plan administrator has the discretionary authority to structure one or more future option grants under the 2003 Plan so that each of those particular options will automatically accelerate in whole or in part, upon a change in control or in other circumstances.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities and Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent (10%) of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of the Forms 3, 4 and 5 filed by or received from our reporting persons (or written representations received from such persons), we believe all reports required by Section 16(a) to be filed by our officers, directors and greater than ten percent (10%) beneficial owners were filed on time during the year ended December 31, 2008.
NO INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the Audit Committee Report contained in this proxy statement is specifically not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

STOCKHOLDER PROPOSALS — 2010 ANNUAL MEETING
Stockholder proposals may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). For a stockholder proposal to be included in our proxy materials for the 2009 Annual Meeting of Stockholders, the proposal must be submitted in writing by December  _____, 2009, to our Corporate Secretary at 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, TX 78731. If you wish to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than March  _____, 2010. In addition, our Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our Bylaws, not later than February  _____, 2010 and not earlier than January  _____, 2010; provided, however, that in the event that the 2009 Annual Meeting is called for a date that is not within 25 days before or after May  _____, 2010, such proposal must be received not later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
OTHER MATTERS
Our Board knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.
ANNUAL REPORT
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being mailed concurrently with this proxy statement (as part of our annual report to stockholders). A copy of our Annual Report on Form 10-K is also available without charge from our website at www.borland.com or upon written request to: Borland Investor Relations, Borland Software Corporation, 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, TX 78731.
By Order of the Board of Directors,
Melissa Frugé
Vice President, General Counsel & Corporate Secretary
April  _____, 2009
Austin, Texas

ANNEX A
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
BORLAND SOFTWARE CORPORATION
(Pursuant to Section 242 of the Delaware General Corporation Law)
The undersigned, Erik Prusch and Melissa Frugé, hereby certify that:
FIRST: They are the President and Secretary, respectively, of Borland Software Corporation, a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on July 10, 1989.
SECOND: This Certificate of Amendment to the Restated Certificate of Incorporation amends Article THIRD of the Restated Certificate of Incorporation of the Corporation by deleting section (a) of Article THIRD and substituting in lieu thereof the following new section (a) of Article THIRD, to read in its entirety as:
“(a) This Corporation is authorized to issue two (2) classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and one million (201,000,000) shares. One million (1,000,000) shares shall be Preferred Stock, with a par value of One Cent ($0.01) per share, and two hundred million (200,000,000) shares shall be Common Stock, with a par value of One Cent ($0.01) per share.
Upon the filing and effectiveness of this amendment to the Restated Certificate of Incorporation (the “Effective Time”), every [five (5)] [six (6)] [seven (7)] [eight (8)] [nine (9)] [ten (10)] shares of the Corporation’s common stock, par value $.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders thereof, combined and reclassified into one (1) share of the Corporation’s common stock, par value $.01 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”).
Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Shareholder Services, LLC, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional share interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional share interests. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional share interests of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional share interests of New Common Stock to which such holder may be entitled as set forth above.”
THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.
FOURTH: The effective time of this Certificate of Amendment to the Restated Certificate of Incorporation and the amendment effected hereby shall be 11:59 p.m. EDT/EST on  _____, 20__.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this  _____ day of  _____, 20__.
BORLAND SOFTWARE CORPORATION

By:	Erik Prusch
Acting President and Chief Executive Officer

By:	Melissa Frugé
Vice President, General Counsel & Corporate Secretary

Preliminary Copy — Subject to Completion *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials BORLAND SOFTWARE CORPORATION Meeting Information Meeting Type: Annual For holders as of: 3/25/09 Date: 5/21/2009 Time: 10:00 AM CDT Location: Company’s Headquarters 8310 N. Capital of Texas Hwy. Bldg. 2, Suite 100 Austin, TX 78731 M11488 BORLAND SOFTWARE CORPORATION 8310 N. CAPITAL OF TEXAS HWY. BLDG. 2, SUITE 100 AUSTIN, TX 78731 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions.

Preliminary Copy — Subject to Completion M11489 Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT _____ ANNUAL REPORT How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 5/7/09. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items The Board of Directors recommends a vote “FOR” the following. 1. Election of Directors Nominees: 01) John F. Olsen 02) Charles F. Kane 03) William K. Hooper 04) T. Michael Nevens 05) Tod Nielsen 06) Robert M. Tarkoff 07) Bryan LeBlanc M11490 The Board of Directors recommends a vote “FOR” the following proposals. 2. Approve a Proposal to Provide the Board of Directors with Discretion to Effect a Reverse Stock Split. 3. Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Preliminary Copy — Subject to Completion
BORLAND SOFTWARE CORPORATION
8310 N. CAPITAL OF TEXAS HWY.
BLDG. 2, SUITE 100
AUSTIN, TX 78731
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11486	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BORLAND SOFTWARE CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the following.	All	All	Except

1. Election of Directors	☐	☐	☐

Nominees:
01) John F. Olsen	05) Tod Nielsen
02) Charles F. Kane	06) Robert M. Tarkoff
03) William K. Hooper	07) Bryan LeBlanc
04) T. Michael Nevens

The Board of Directors recommends a vote “FOR” the following proposals.	For	Against	Abstain
2. Approve a Proposal to Provide the Board of Directors with Discretion to Effect a Reverse Stock Split.	☐	☐	☐

3. Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

Yes	No
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Preliminary Copy — Subject to Completion
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M11487

BORLAND SOFTWARE CORPORATION
The undersigned hereby appoints Erik E. Prusch and Melissa Frugé, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Borland Software Corporation which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Borland Software Corporation scheduled to be held on May  , 2008, at 10:00 a.m., local time, at the headquarters of Borland, located at 8310 N. Capital of Texas Hwy, Bldg. 2, Suite 100, Austin, Texas 78731 and at any postponements or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting or any postponements or adjournments thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED“FOR” PROPOSAL 1, “FOR” ALL NOMINEES LISTED IN PROPOSAL 2 AND “FOR” PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.